Exhibit 99.1

Report of Independent Registered Public Accounting Firm

on the Consolidated Financial Statements and Schedule

The Board of Directors and Stockholders of

Xerium Technologies, Inc.

We have audited the accompanying consolidated balance sheets of Xerium Technologies, Inc. as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2007. Our audits also included the financial statement schedule. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Since the date of completion of our audit of the accompanying financial statements and initial issuance of our report thereon dated April 8, 2008, which report contained an explanatory paragraph regarding the Company’s ability to continue as a going concern, the Company, as discussed in Note 18(c), has amended its debt covenants. Therefore, the conditions that raised substantial doubt about whether the Company will continue as a going concern no longer exist.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Xerium Technologies, Inc. at December 31, 2007 and 2006, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Xerium Technologies Inc.’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated April 8, 2008 expressed an unqualified opinion thereon.

As discussed in Note 10 to the consolidated financial statements, effective January 1, 2007, Xerium Technologies, Inc. adopted Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes an interpretation of FASB Statement No. 109”. Also, as discussed in Note 11 to the consolidated financial statements, effective December 31, 2006, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans an amendment of FASB No. 87, 88, 106 and 132(R)”, and as discussed in Note 14 to the consolidated financial statements, effective January 1, 2006, the Company adopted SFAS 123(R), “Share-Based Payment”.

/s/ Ernst & Young LLP

Raleigh, North Carolina

April 8, 2008, except for Notes 1(a) and 18(c) as to which the date is August 4, 2008

XERIUM TECHNOLOGIES, INC.

CONSOLIDATED BALANCE SHEETS

	December 31
	2007	2006
	(dollars in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$24,218	$16,816
Accounts receivable (net of allowance for doubtful accounts of $5,157 in 2007 and $4,220 in 2006)	113,256	109,694
Inventories	113,136	103,853
Prepaid expenses	6,287	4,426
Other current assets	29,441	19,273

Total current assets	286,338	254,062
Property and equipment, net	421,470	375,179
Goodwill	159,892	318,019
Intangible assets and deferred financing costs, net	17,381	37,151
Other assets	6,360	6,315

Total assets	$891,441	$990,726

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Notes payable	$1,676	$10,571
Accounts payable	44,842	39,778
Accrued expenses	61,070	48,574
Current maturities of long-term debt	19,253	10,110
Long-term debt classified as current	641,179	—

Total current liabilities	768,020	109,033
Long-term debt, net of current maturities and long-term debt classified as current	4,693	618,379
Deferred and long-term taxes	23,114	40,479
Pension, other postretirement and postemployment obligations	90,749	106,255
Other long-term liabilities	5,917	—
Commitments and contingencies (Note 13)
Stockholders’ equity (deficit)
Preferred stock, $0.01 par value, 1,000,000 shares authorized; no shares outstanding as of December 31, 2007 and 2006	—	—
Common stock, $0.01 par value, 150,000,000 shares authorized; 46,028,003 and 43,799,662 shares outstanding as of December 31, 2007 and 2006, respectively	460	438
Paid-in capital	216,360	201,563
Accumulated deficit	(245,511)	(65,137)
Accumulated other comprehensive income (loss)	27,639	(20,284)

Total stockholders’ equity (deficit)	(1,052)	116,580

Total liabilities and stockholders’ equity (deficit)	$891,441	$990,726

See accompanying notes.

XERIUM TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
	2007	2006	2005
	(dollars in thousands except per share data)
Net sales	$615,426	$601,439	$582,420
Costs and expenses:
Cost of products sold	361,913	355,375	342,329
Selling	79,157	76,313	70,682
General and administrative	70,218	70,621	84,863
Restructuring and impairments	7,733	4,736	11,958
Research and development	10,189	9,878	9,835
Goodwill impairment	185,300	—	—

	714,510	516,923	519,667

Income (loss) from operations	(99,084)	84,516	62,753
Interest expense	(54,609)	(41,893)	(43,643)
Interest income	1,483	1,877	1,942
Foreign exchange gain (loss)	(347)	(105)	3,773
Loss on early extinguishment of debt	—	—	(4,886)

Income (loss) before provision for income taxes	(152,557)	44,395	19,939
Provision (benefit) for income taxes	(2,345)	13,107	14,342

Net income (loss)	$(150,212)	$31,288	$5,597

Net income (loss) per share:
Basic	$(3.36)	$0.71	$0.14

Diluted	$(3.36)	$0.71	$0.14

Shares used in computing net income (loss) per share:
Basic	44,745,296	43,768,609	38,884,233

Diluted	44,745,296	43,896,302	38,926,314

Cash dividends per common share	$0.5625	$0.90	$0.33

See accompanying notes.

XERIUM TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Common Stock		Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity (Deficit)
	Shares	Amount
	(dollars in thousands)
Balance at December 31, 2004	31,013,482	$310	$6,548	$(46,891)	$(15,063)	$(55,096)
Components of comprehensive loss:
Net income				5,597		5,597
Foreign currency translation adjustments					(12,360)	(12,360)
Minimum pension liability adjustment, net of income taxes of $1,096					(5,746)	(5,746)
Change in value of derivative instruments, net of income taxes of $(475)					(331)	(331)

Total other comprehensive loss						(12,840)
Imputed interest from shareholder note	—	—	825	—	—	825
Transfer of equity interest from former parent	1,842,546	18	(18)	—	—	—
Redemption of shares from former parent	(2,125,663)	(21)	21	—	—	—
Redemption of management shares	(404,505)	(4)	(4,547)	—	—	(4,551)
Conversion of shareholder notes	–	–	38,493	—	—	38,493
Issuance of common stock, net of issuance costs	13,399,233	134	160,657	—	—	160,791
Offering costs	—	—	(20,046)	—	—	(20,046)
Dividend to former parent	—	—	—	(1,153)	—	(1,153)
Compensation expense	—	—	17,352	—	—	17,352
Dividends paid to stockholders	—	—	—	(14,429)	—	(14,429)

Balance at December 31, 2005	43,725,093	437	199,285	(56,876)	(33,500)	109,346
Components of comprehensive income:
Net income				31,288		31,288
Foreign currency translation adjustments					21,371	21,371
Minimum pension liability adjustment, net of income taxes of $614					(1,712)	(1,712)
Change in value of derivative instruments, net of income taxes of $288					284	284

Total other comprehensive income						51,231
Cumulative adjustment for SFAS No. 158 transition, net of income taxes of $1,507					(6,727)	(6,727)
Issuance of common stock underlying restricted stock units	74,569	1	(375)	—	—	(374)
Compensation expense	—	—	2,507	—	—	2,507
Dividends paid to stockholders	—	—	146	(39,549)	—	(39,403)

Balance at December 31, 2006	43,799,662	438	201,563	(65,137)	(20,284)	116,580
Components of comprehensive income (loss):	—	—	—	—	—	—
Net loss	—	—	—	(150,212)	—	(150,212)
Foreign currency translation adjustments	—	—	—	—	30,285	30,285
Change in funded status under SFAS No. 158, net of income taxes of $2,361	—	—	—	—	17,228	17,228
Change in value of derivative instruments, net of income taxes of $0	—	—	—	—	(90)	(90)

Total other comprehensive income (loss)	—	—	—	—	—	(102,789)
Adoption of FIN 48	—	—	—	(3,323)	—	(3,323)
Early adoption of change in measurement date under SFAS No. 158	—	—	—	(1,700)	500	(1,200)
Issuance of common stock underlying restricted stock units	81,976	1	(288)	—	—	(287)
Issuance of common stock under dividend reinvestment plan	2,146,365	21	13,219	(13,240)	—	—
Compensation expense	—	—	1,749	—	—	1,749
Dividends paid to stockholders	—	—	117	(11,899)	—	(11,782)

Balance at December 31, 2007	46,028,003	$460	$216,360	$(245,511)	$27,639	$(1,052)

See accompanying notes.

XERIUM TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31
	2007	2006	2005
	(dollars in thousands)
Operating activities
Net income (loss)	$(150,212)	$31,288	$5,597
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Goodwill impairment	185,300	—	—
Stock-based compensation	1,749	2,507	17,352
Depreciation	41,108	40,969	41,190
Amortization of other intangibles	4,432	4,423	4,173
Deferred financing cost amortization	3,676	3,726	3,037
Unrealized foreign exchange (gain) loss on revaluation of debt	4,198	964	(3,952)
Deferred taxes	(16,984)	4,793	(1,556)
Deferred interest	—	—	813
Asset impairment	389	2,095	175
Loss on early extinguishment of debt	—	—	4,886
Gain on disposition of property and equipment	(1,367)	(319)	(952)
Change in the fair value of interest rate swaps	6,146	(1,604)	(8,116)
Change in assets and liabilities which provided (used) cash:
Accounts receivable	5,836	(329)	5,281
Inventories	2,243	261	8,060
Prepaid expenses	(1,403)	1,531	(1,816)
Other current assets	983	(2,300)	(8,444)
Accounts payable and accrued expenses	7,246	(11,695)	(12,813)
Deferred and other long term liabilities	(4,320)	(7,074)	1,794

Net cash provided by operating activities	89,020	69,236	54,709

Investing activities
Capital expenditures, gross	(47,859)	(32,456)	(35,829)
Proceeds from disposals of property and equipment	2,961	1,012	7,103
Proceeds from dispositions of businesses	—	1,666	—
Payment for acquisitions, net of cash acquired	(12,298)	(8,155)	—
Other	(4)	(7)	4

Net cash used in investing activities	(57,200)	(37,940)	(28,722)

Financing activities
Net increase (decrease) in borrowings (maturities of 90 days or less)	(8,207)	538	(147)
Proceeds from borrowings (maturities longer than 90 days)	5,435	155	650,000
Principal payments on debt	(10,890)	(36,870)	(749,098)
Issuance of common stock	—	—	160,791
Redemption of common stock	—	—	(4,551)
Cash dividends on common stock	(11,782)	(39,403)	(14,429)
Costs related to public offering and refinancing	—	—	(35,787)
Other	(1,793)	(2,628)	(1,153)

Net cash provided by (used in) financing activities	(27,237)	(78,208)	5,626

Effect of exchange rate changes on cash flows	2,819	3,752	4,361

Net increase (decrease) in cash	7,402	(43,160)	35,974
Cash and cash equivalents at beginning of year	16,816	59,976	24,002

Cash and cash equivalents at end of year	$24,218	$16,816	$59,976

Interest payments	$39,780	$40,000	$49,437

Income tax payments	$10,981	$19,101	$18,860

Supplemental schedule of noncash investing activities (Note 1)

Common stock issued in lieu of cash dividends pursuant to the Dividend Reinvestment Plan	$13,240	$—	$—

See accompanying notes.

XERIUM TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands except per share data)

December 31, 2007

1. Company History

Xerium Technologies, Inc. (the “Company”), is a leading global manufacturer and supplier of two types of consumable products used primarily in the production of paper – clothing and roll covers. Operations are strategically located in the major paper-making regions of the world, including North America, Europe, South America and Asia-Pacific. The Company was reorganized in connection with its initial public offering, which was completed on May 19, 2005 (Note 2).

(a) Going Concern

As a result of the Company’s amendment and restatement of its senior credit facility as described in Note 18 (c), on August 4, 2008, the Company’s independent registered public accounting firm updated its report relating to the Company’s financial statements as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 to remove the explanatory paragraph with respect to the Company’s ability to continue as a going concern and to insert an emphasis paragraph that the conditions that raised substantial doubt about whether the Company will continue as a going concern no longer exist.

The consolidated financial statements as of December 31, 2007 were prepared assuming that the Company would continue as a going concern, which was contingent upon, among other things, the Company’s ability to comply with all debt covenants under its then existing senior credit facility. As the Company was not in compliance with certain financial covenants for the period ended March 31, 2008, the balance sheet as of December 31, 2007 included a reclassification of $641,179 to reflect as current the long-term debt under the senior credit facility. Additionally, because this debt was potentially payable prior to the expiration of the underlying interest rate swaps, the Company did not qualify for hedge accounting as of December 31, 2007 under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended (“SFAS No. 133”) and the mark to market decrease in their fair value of $1,931 was recorded as a charge to interest expense during the fourth quarter of 2007 (See Note 9).

On April 8, 2008, the Company entered into an amendment and waiver agreement with its lenders relating to its senior credit facility pursuant to which the lenders agreed to waive through May 31, 2008 (the “forbearance period”) any past and then existing defaults. On May 30, 2008, prior to the expiration of the waiver, the Company entered in to an amendment and restatement of the credit agreement governing its credit facility (“Amendment No. 5”) (See Note 18 (c)).

XERIUM TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands except per share data)

December 31, 2007

(b) Acquisition of Roll Covers Operation.

On November 29, 2007, the Company acquired 100% of the common stock of a company which has two subsidiaries in China, one of which is 90% owned, for $11,787, net of $799 cash acquired. The purchase price is subject to a purchase price adjustment. The impact of the minority interest is not material to the Company’s financial statements, where it has been included in general and administrative expenses on the statement of operations and other long-term liabilities in the balance sheet. As a result of the transaction, the Company has acquired two established roll covers manufacturing plants in China whose results of operations have been included in the Company’s consolidated statements of operations from the date of acquisition. The Company has recorded $6,722 and $917 of goodwill and intangible assets, respectively, as a result of this transaction during 2007. The weighted average amortization period of these acquired intangible assets is approximately six years.

(c) Acquisition of PMA Shoji Co. Ltd.

On August 31, 2006 the Company acquired certain assets, and assumed certain related liabilities, of PMA Shoji Co. Ltd. (“PMA”) for a total purchase price of $1,742, subject to certain adjustments, and assumed liabilities as follows:

Fair value of assets acquired	$3,961
Cash to be paid for assets acquired	(1,742)

Liabilities assumed	$2,219

The Company paid cash of $1,205 during 2006 related to this acquisition and made the final payment in June 2007. The acquisition was accounted for under the purchase method of accounting and, accordingly, PMA’s results of operations have been included in the Company’s consolidated statements of operations from the date of acquisition.

XERIUM TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands except per share data)

December 31, 2007

(d) Sale of Huyck Dewatering Equipment

On August 28, 2006 the Company completed the sale of its dewatering equipment business and received proceeds related thereto of $1,666. The dewatering equipment business involved the manufacture and sale of equipment utilized for the purpose of enhancing the removal of water from the paper manufacturing process.

(e) Acquisition of Coldwater Covers, Inc.

On February 2, 2006 the Company acquired all of the capital stock of privately-held Coldwater Covers, Inc. (“Coldwater”) and a related manufacturing facility for a total purchase price of $6,999, subject to certain adjustments, and assumed liabilities as follows:

Fair value of assets acquired	$7,058
Cash paid for capital stock and manufacturing facility	(6,999)

Liabilities assumed	$59

Coldwater manufactures polyurethane and composite roll covers and bowed rolls, primarily for the paper industry and provides mechanical services for rolls used in paper making and in a variety of other industrial applications. The acquisition was accounted for under the purchase method of accounting and, accordingly, Coldwater’s results of operations have been included in the Company’s consolidated statements of operations from the date of acquisition.

2. Initial Public Offering and Reorganization

The Company completed its initial public offering, with a related debt refinancing, and a reorganization on May 19, 2005.

Prior to the offering, Xerium Technologies, Inc. was an indirect, wholly-owned subsidiary of Xerium S.A.; subsequent to the offering the Company directly or indirectly holds all of the operating subsidiaries and related holding companies of the former corporate group of Xerium S.A., excluding the former parent, Xerium S.A., and two holding company subsidiaries of Xerium S.A., Xerium 2 S.A. and Xerium 3 S.A. The accompanying consolidated financial statements for all periods presented reflect only those operations of the Company after the effect of this reorganization.

Prior to the offering, the Company had outstanding one share of $0.01 par value common stock that was held by Xerium 3 S.A. In connection with the offering, the Company effected a 31,013,482-for-1 stock split of this common stock and, accordingly, all share and per share amounts related to common stock included in the accompanying consolidated financial statements and notes thereto have been presented as if this stock split had occurred as of the earliest period presented.

In connection with the offering, Xerium Technologies, Inc. issued 13,399,233 shares of common stock at a public offering price of $12 per share and entered into a $750,000 credit facility agreement, under which a $650,000 term loan with a 7 year maturity was borrowed. In connection with the offering, the Company repaid $752,500 of principal and interest on senior bank debt, mezzanine bank debt and certain non-interest bearing shareholder notes, as well as $1,354 of contractual payments under various rate swap agreements which were used to hedge the floating rate senior and mezzanine debt. The Company wrote off $4,886 of deferred financing costs related to the repayment of this debt as of May 19, 2005, which has been classified as loss on early

XERIUM TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands except per share data)

December 31, 2007

extinguishment of debt in the accompanying statements of operations. On February 8, 2006 and December 22, 2006, the Company amended its credit facility agreement with its lenders. See Notes 7 and 8 for additional debt disclosure.

Costs related to the reorganization, debt recapitalization and the offering that occurred on May 19, 2005 include the following:

•

$41,396 of fees and expenses including (i) $10,049 to underwriters (charged against paid-in capital), (ii) $13,125 to arrangers and lenders (capitalized as deferred financing costs) and (iii) $18,222 of other fees and expenses (including $9,997 related to the offering and charged against paid-in capital; $6,871 related to the debt recapitalization and capitalized as deferred financing costs and $1,354 charged to interest expense related to contractual payments under various rate swap agreements which were used to hedge the floating rate of previously existing senior and mezzanine debt);

•	$15,507 of non-cash compensation expense related to the vesting of stock options and restricted stock in connection with the offering charged to general and administrative expense;

•

$2,710 in compensation expense for the portion of cash transaction bonuses that were paid to members of the Company’s management team in connection with the offering charged to general and administrative expense.

In addition, Xerium Technologies, Inc. distributed $7,359 to Xerium 3 S.A. to reimburse Xerium 3 S.A. for certain pre-closing liabilities and $1,153 to Xerium 3 S.A. to fund certain expenses which are expected to be incurred by Xerium 3 S.A. following the offering.

Prior to the offering, the Company had outstanding $39,646 of non-interest bearing loans. Upon closing of the offering, the Company repaid $1,153 of these loans with cash; the remaining $38,493 was repaid by Xerium S.A. with an obligation to deliver shares of Xerium Technologies, Inc. This repayment with shares was treated as a capital contribution to Xerium Technologies, Inc.

In connection with the offering, directors and members of the Company’s senior management who owned common stock of Xerium S.A. or held options to purchase common stock of Xerium S.A. transferred their equity interests in Xerium S.A. to Xerium Technologies, Inc. in exchange for 1,842,546 shares of common stock of Xerium Technologies, Inc. The Company used the shares received in this exchange to redeem 1,842,546 shares of its common stock from Xerium 3 S.A.

Additionally, Xerium Technologies, Inc. received 283,117 shares of its common stock from Xerium S.A. in exchange for Xerium S.A. shares held by a subsidiary of Xerium Technologies, Inc. that were not allocated to the issuance of shares related to stock options that were exercised in connection with the offering. These shares were subsequently retired. In addition, $4,551 of the offering proceeds were used to redeem 404,505 shares of common stock from certain directors and members of senior management. All such shares were retired by the Company in connection with the offering.

Upon completion of the offering, the total amount of the Company’s authorized capital stock consisted of 150,000,000 shares of $0.01 par value common stock and 1,000,000 shares of $0.01 par value preferred stock, of which 43,725,093 shares of common stock were outstanding and no shares of preferred stock were outstanding.

XERIUM TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands except per share data)

December 31, 2007

3. Accounting Policies

Basis of Presentation

The consolidated financial statements have been prepared on the basis of U.S. Generally Accepted Accounting Principles. The consolidated financial statements include the accounts of Xerium Technologies, Inc. and its wholly-owned subsidiaries. Intercompany accounts and transactions have been eliminated.

Revenue Recognition

Revenue on product sales is recognized when persuasive evidence of an arrangement exists, the price is fixed and determinable, delivery including transfer of title has occurred, and there is a reasonable assurance of collection of the sales proceeds. The Company generally obtains written purchase authorizations from customers for a specific product at a specified price and considers delivery and transfer of title to have occurred primarily at the time of shipment. Revenue is recorded net of applicable allowances, including estimated allowances for returns, rebates, and other discounts. The Company sells to certain customers on a consignment basis. As part of the consignment agreement the Company delivers the goods to a location designated by the customer. In addition, the customer and the Company agree to a “sunset” date, which represents the date by which the customer must accept all risks and rewards of ownership of the product and payment terms begin. For consignment sales, revenue is recognized based on actual product usage or the “sunset” date.

Classification of Costs and Expenses

Cost of products sold includes raw materials, manufacturing labor, direct and indirect overhead costs, product freight, and depreciation of manufacturing plant and equipment. Warehousing costs incurred as a result of customer-specific delivery terms are also included in cost of products sold.

Selling expenses include direct sales force salaries, commissions and expenses as well as agents’ commissions and fees, other warehousing costs, advertising costs and marketing costs.

General and administrative expenses include costs relating to management and administrative staff such as employee compensation and benefits, travel and entertainment, and other non-manufacturing facility occupancy costs including rent expense and professional fees, as well as depreciation on non-manufacturing equipment and office supplies and expenses.

Research and development expenses are comprised of engineering staff wages and associated fringe benefits, as well as the cost of prototypes, testing materials and non-capitalizable testing equipment.

Advertising Costs

Selling expenses include advertising expenses of $1,880, $2,088 and $2,571 in 2007, 2006 and 2005, respectively. The Company expenses all advertising costs as incurred.

Translation of Financial Statements

The reporting currency of the Company is U.S. Dollars. Assets and liabilities of non-US operations are translated at year-end rates of exchange, and the consolidated statements of operations and cash flows are translated at the average rates of exchange during the year. Gains and losses resulting from translating non-U.S. Dollar denominated financial statements are recorded in accumulated other comprehensive loss as a component of stockholders’ equity (deficit).

XERIUM TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands except per share data)

December 31, 2007

Foreign Exchange

Foreign exchange gains and losses arising out of transactions denominated in currencies other than a subsidiary’s functional currency are recorded in the consolidated statements of operations. Net exchange gains and losses are recorded in “Foreign exchange gain (loss)” and amounted to a loss of $347, a loss of $105 and a gain of $3,773 for the years ended December 31, 2007, 2006 and 2005, respectively. Certain intercompany loans have been determined to be permanent, and accordingly, foreign exchange gains or losses related to such loans are recorded in accumulated other comprehensive loss.

Derivatives and Hedging

The Company accounts for its derivative instruments in accordance with Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended (SFAS No. 133). SFAS No. 133 requires companies to record derivatives on their balance sheets as either assets or liabilities measured at their fair value. All changes in the fair value of derivatives are recognized currently in earnings unless specific hedge criteria are met, which requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

There are two types of hedges into which the Company enters: hedges of fair value exposure and hedges of cash flow exposure. Hedges of fair value exposure are entered into in order to hedge the fair value of a recognized asset or liability, or a firm commitment. Hedges of cash flow exposure are entered into in order to hedge a forecasted transaction or the variability of cash flows to be paid related to a recognized liability. Changes in derivative fair values that are designated as fair value hedges are recognized in earnings as offsets to the changes in fair value of the related hedged assets and liabilities. Changes in the derivative fair values that are designated as cash flow hedges which meet the criteria for hedge accounting are recorded in other comprehensive income. The Company entered into interest rate swaps in November 2007 that initially qualified for hedge accounting under SFAS No. 133. As a result of expected financial covenant non-compliance for the period ended March 31, 2008 as discussed in Note 1, the Company classified as current on its balance sheet as of December 31, 2007 $641,179 of the long-term debt under its senior credit facility. Accordingly, because this debt is potentially payable prior to the expiration of the underlying interest rate swaps, the Company did not qualify for hedge accounting as of December 31, 2007 under SFAS No. 133 for these interest rate swaps and the mark to market decrease in their fair value of $1,931 was recorded as a charge to interest expense during the fourth quarter of 2007.

The Company’s derivative and hedging activities are discussed in Note 9.

Estimates

The preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

XERIUM TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands except per share data)

December 31, 2007

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and highly liquid short-term investments with maturities of three months or less when acquired.

Allowance for Doubtful Accounts

Bad debt provisions are included in general and administrative expense. The amounts recorded are generally derived based upon specific customer credit history and payment trends, while also factoring in any new business conditions that might impact the historical analysis.

Inventories

Inventories are valued at the lower of cost or market. Raw materials are valued principally on a weighted average basis. The Company’s work in process and finished goods are specifically identified and valued based on actual inputs to production. Provisions are recorded as appropriate to write-down obsolete and excess inventory to estimated net realizable value. The process for evaluating obsolete and excess inventory often requires management to make subjective judgments and estimates concerning future sales levels, quantities and prices at which such inventory will be able to be sold in the normal course of business. Expenses for inventory write downs were $1,288, $1,334 and $1,009 during the years ended December 31, 2007, 2006 and 2005, respectively.

Financial Instruments

The carrying value of cash and cash equivalents, trade receivables, other current assets, accounts payable, notes payable and amounts included in accruals meeting the definition of a financial instrument approximate fair value due to their short-term nature. The carrying value of long-term debt is greater than its fair value (see Note 8). The Company determines estimated fair values based upon quoted market values where applicable or management estimates.

Long-lived Assets

Property and equipment

Property and equipment acquired in connection with acquisitions are recorded at fair value as of the date of the acquisition, and subsequent additions are recorded at cost. Depreciation is computed using the straight-line method over the following estimated useful lives:

Asset		Years
Buildings and improvements		3-50
Machinery and equipment	— Heavy	16-25
	—General	13-15
	—Light	6-12
	—Molds, tools, office and computers	2-5

XERIUM TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands except per share data)

December 31, 2007

Intangible assets

Intangible assets consist of patents, licenses, trademarks and deferred financing costs in 2006. In 2007, as a result of the going concern matter discussed in Note 1, deferred financing costs were reclassified to other current assets.

Patents, licenses and trademarks are amortized on a straight-line basis over their remaining lives, which range from one and a half to fifteen years. Deferred financing costs are amortized using the effective interest method as a component of interest expense over the life of the related debt.

Impairment

The Company reviews its long-lived assets for impairment in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This statement requires that companies evaluate the fair value of long-lived assets based on the anticipated undiscounted future cash flows to be generated by the assets when indicators of impairment exist to determine if there is impairment to the carrying value. Any change in the carrying amount of an asset as a result of the Company’s evaluation has been recorded in restructuring and impairments expense in the consolidated statements of operations. Impairment charges are discussed in Note 16.

Goodwill

The Company accounts for goodwill and other intangible assets in accordance with SFAS No. 142, Accounting for Goodwill and Other Intangible Assets (“SFAS No. 142”). SFAS No. 142 requires that goodwill and intangible assets that have indefinite lives not be amortized but, instead, must be tested at least annually for impairment or whenever events or business conditions warrant. Goodwill impairment testing is a two-step process. Step 1 involves comparing the fair value of the Company’s reporting unit to its carrying amount. If the fair value of the reporting unit is greater than its carrying amount, there is no impairment. If the reporting unit carrying amount is greater than the fair value then the second step must be completed to measure the amount of impairment, if any. Step 2 calculates the implied fair value of goodwill by deducting the fair value of all tangible and intangible assets, excluding goodwill, of the reporting unit from the fair value of the reporting unit as determined in Step 1. The implied fair value of goodwill determined in this step is compared to the carrying value of goodwill. If the implied fair value of goodwill is less than the carrying value of goodwill, an impairment loss is recognized equal to the difference.

The Company performs an annual test for goodwill impairment as of December 31st at the business segment level. The Company has two business segments: clothing and roll covers. For the purpose of performing the annual impairment test, the Company allocates all shared assets and liabilities to the business segments based on the percentage of each segment’s revenue to total revenue. Shared operating expenses are allocated to the business segments to the extent necessary to allow them to operate as independent businesses. To determine if impairment exists, the fair value of each business segment is compared to its carrying value. The fair value of the Company’s segments was determined by using a weighted combination of both a market multiple approach and an income approach. The market multiple approach utilizes the Company’s proprietary information that is used to value its business segments. The income approach is a present value technique used to measure the fair value of future cash flows produced by each business segment. As a result of the tests as of December 31, 2007, the Company determined that its goodwill for the roll covers segment was impaired due to expectations of lower profitability and to the increased carrying value of the net assets of the roll covers segment due primarily to

XERIUM TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands except per share data)

December 31, 2007

currency translation effects thereon. Accordingly, the Company recorded a non-cash charge for goodwill impairment of $185,300 (and a related tax benefit thereon of $18,285) related to its roll covers segment. Step 1 of the process indicated that the fair value of the net assets of the roll covers segment was $69,300 less than their carrying value as of December 31, 2007. Based on Step 1 result, the Company proceeded with Step 2. Based on the increase in fair value of tangible and intangible assets over book value of $116,000 as determined in Step 2, an aggregate impairment of $185,300 was recorded. There was no goodwill impairment recorded for the clothing segment during the year ended December 31, 2007, nor for either segment during the years ended December 31, 2006 or 2005.

Stock-Based Compensation

For the year ended December 31, 2005, the Company followed the provisions of SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”), as amended by SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure (“SFAS No. 148”). As permitted under SFAS No. 123, the Company elected to follow the provisions of Accounting Principles Board No. 25 (“APB No. 25”) to account for stock-based awards to employees. Under APB No. 25, compensation expense with respect to such awards was not recognized, if on the date the awards were granted, the award price equaled the market value of the common shares.

SFAS No. 148 provided alternative methods of transition for a voluntary change to the fair-value-based method of accounting for stock-based compensation. In addition, SFAS No. 148 amended the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. For the years ended December 31, 2005 and 2004, the Company elected not to adopt the fair-value recognition provisions of SFAS No. 123, but continued to apply APB No. 25 and related interpretations in accounting for its stock-based compensation plans. As a result the Company adopted the disclosure-only provisions of SFAS No. 148 for the year ended December 31, 2005.

On January 1, 2006, the Company adopted SFAS No. 123R, Share-Based Payment (Revised 2004) (“SFAS No. 123R”), which discontinues the accounting for share-based compensation using APB No. 25 and generally requires that such transactions be recognized in the statement of operations based on their fair values at the date of grant. Pro forma disclosure is no longer an alternative. See Note 14 for further discussion.

Net Income (Loss) Per Common Share

Net income (loss) per common share has been computed and presented pursuant to the provisions of SFAS No. 128, Earnings per Share (“SFAS No. 128”). Net income (loss) per share is based on the weighted-average number of shares outstanding during the period. The Company was reorganized in connection with its initial public offering, which occurred on May 19, 2005.

Prior to and in connection with the initial public offering, the Company effected a 31,013,482-for-1 stock split of the Company’s common stock. On May 19, 2005, the Company issued common shares in the offering and granted restricted stock units to its directors, officers and certain employees. All share and per share amounts related to common stock included in the accompanying financial statements have been presented as if this stock split had occurred as of the earliest period presented to reflect the transactions above.

XERIUM TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands except per share data)

December 31, 2007

As of December 31, 2007, 2006 and 2005, the Company had outstanding restricted stock units (“RSUs) (See Note 14). During 2007, the dilutive effect of potential future issuances of common stock underlying the Company’s RSUs was excluded from the calculation of diluted average shares outstanding because their effect would have been antidilutive as the Company had a net loss for the year ended December 31, 2007. For the years ended December 31, 2006 and 2005, diluted average shares outstanding were computed using (i) the average market price for time-based RSUs and (ii) the actual grant date market price for non-employee director RSUs. The calculation of diluted earnings per share for 2006 and 2005 excludes the Company’s performance-based RSUs that are based on shareholder targets because the performance criteria have not been contingently achieved and therefore the RSUs are not contingently issuable.

	2007	2006	2005
Weighted-average common shares outstanding—basic	44,745,296	43,768,609	38,884,233
Dilutive effect of stock-based compensation awards outstanding	—	127,693	42,081

Weighted-average common shares outstanding—diluted	44,745,296	43,896,302	38,926,314

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, which requires the recognition of deferred tax assets and liabilities for the expected future consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, representing future tax benefits, are reduced by a valuation allowance when the determination can be made that it is “more likely than not” that all or a portion of the related tax asset will not be realized. The deferred tax provision or benefit represents the change in deferred tax assets and liabilities, excluding any amounts accounted for as components of goodwill or accumulated other comprehensive loss, from the prior year, including the effect of foreign currency translation thereon. Income taxes are further discussed in Note 10.

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109” (“FIN No. 48”). FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109. See Note 10 for additional discussion.

Commitments and Contingencies

The Company provides accruals for all direct costs associated with the estimated resolution of contingencies at the earliest date at which it is deemed probable that a liability has been incurred and the amount of such liability can be reasonably estimated. Costs accrued have been estimated based on consultation with legal counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies and outcomes.

Reclassifications

Certain prior year balances have been reclassified to conform with the current year presentation. The Company has reclassified certain costs previously recorded in selling, general and administrative and research and development expenses, to cost of products sold for prior years to conform to the current year presentation.

XERIUM TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands except per share data)

December 31, 2007

New Accounting Standards

In September 2006, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements (“SFAS No. 157”). SFAS No. 157 replaces multiple existing definitions of fair value with a single definition, establishes a consistent framework for measuring fair value and expands financial statement disclosures regarding fair value measurements. This statement applies only to fair value measurements that are already required or permitted by other accounting standards and does not require any new fair value measurements. SFAS No. 157 is effective in the first quarter of 2008, and the Company does not expect the adoption will have a material impact on its financial position or results of operations.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R) (“SFAS No. 158”). This pronouncement requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability on its balance sheet, measured as the difference between the fair value of plan assets and the benefit obligation (the projected benefit obligation for defined benefit plans and the accumulated postretirement benefit obligation for other postretirement plans). SFAS No. 158 also requires an employer to recognize changes in its funded status in the year in which the changes occur through comprehensive income. The Company adopted the funded status provisions of SFAS No. 158 as of December 31, 2006. In addition, effective for fiscal years ending on or after December 15, 2008, this statement requires an employer to measure the funded status of a plan as of the date of its year-end balance sheet, with limited exceptions. Earlier application of this provision is encouraged and accordingly, the Company changed the September 30 measurement date of its U.S. pension and postretirement plans to December 31 for the fiscal year ending December 31, 2007. The Company remeasured the plan assets and obligations of its U.S. plans using the remeasurement method allowed under SFAS No. 158 and, accordingly, as of January 1, 2007, recognized a $1,700 increase to accumulated deficit, a $500 decrease to accumulated other comprehensive loss and a $1,200 increase to pension, other postretirement and postemployment obligations.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS No. 159”). SFAS No. 159 permits entities to choose, at specified election dates, to measure eligible items at fair value (the “Fair Value Option”). Unrealized gains and losses on items for which the Fair Value Option has been elected are reported in earnings. The Fair Value Option is applied instrument by instrument (with certain exceptions), is irrevocable (unless a new election date occurs) and is applied only to an entire instrument. The effect of the first remeasurement to fair value is reported as a cumulative-effect adjustment to the opening balance of retained earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007 with earlier application permitted, subject to certain conditions. The Company believes that the adoption of SFAS No. 159 will not have a material effect on its financial position or results of operations.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (“SFAS No. 141R”). SFAS No. 141R requires that upon initially obtaining control, an acquirer will recognize 100% of the fair values of acquired assets, including goodwill, and assumed liabilities, with only limited exceptions, even if the acquirer has not acquired 100% of its target. Additionally, contingent consideration arrangements will be fair valued at the acquisition date and included on that basis in the purchase price consideration. Transaction costs will be expensed as incurred. SFAS 141R also modifies the recognition for preacquisition contingencies, such as environmental or legal issues, restructuring plans and acquired research and development value in purchase accounting. SFAS No. 141R amends SFAS No. 109, Accounting for Income Taxes, to require the acquirer to recognize changes in the amount of its deferred tax benefits that are recognizable because of a business

XERIUM TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands except per share data)

December 31, 2007

combination, either in income from continuing operations in the period of the combination or directly in contributed capital, depending on the circumstances. SFAS No. 141R is effective for fiscal years beginning after December 15, 2008. Adoption is prospective and early adoption is not permitted. The potential impact that the adoption could have on the Company’s financial statements is unknown until such time that the Company enters into a business combination transaction during a period subsequent to the required adoption date of SFAS No. 141R.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements (“SFAS No. 160”), an amendment of Accounting Research Bulletin (“ARB”) No. 51 (“ARB No. 51”). SFAS No. 160 clarifies the classification of noncontrolling interests in consolidated statements of financial position and the accounting for, and reporting of, transactions between the reporting entity and holders of such noncontrolling interests. Under SFAS No. 160, noncontrolling interests are considered equity and should be reported as an element of consolidated equity. Net income will encompass the total income of all consolidated subsidiaries and there will be separate disclosure on the face of the statement of operations of the attribution of that income between the controlling and noncontrolling interests; increases and decreases in the noncontrolling ownership interest amount will be accounted for as equity transactions. SFAS 160 is effective for the first annual reporting period beginning on or after December 15, 2008, and earlier application is prohibited. SFAS 160 is required to be adopted prospectively, except for reclassifying noncontrolling interests to equity, separate from the parent’s shareholders’ equity, in the consolidated statement of financial position and recasting consolidated net income (loss) to include net income (loss) attributable to both the controlling and noncontrolling interests, both of which are required to be adopted retrospectively. Since essentially all of our subsidiaries are 100% owned, we do not expect the adoption of SFAS No. 160 will have a significant impact to our financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (“SFAS No. 161”), an amendment of FASB Statement No. 133. SFAS No. 161 requires enhanced disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting. This Statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. This Statement encourages, but does not require, comparative disclosures for earlier periods at initial adoption. The Company believes that the adoption of SFAS No. 161 will not have a material effect on its financial position or results of operations.

4. Inventories

The components of inventories are as follows at:

	December 31
	2007	2006
Raw materials	$26,463	$23,221
Work in process	44,372	38,839
Finished units	42,301	41,793

	$113,136	$103,853

XERIUM TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands except per share data)

December 31, 2007

5. Property and Equipment

Property and equipment consists of the following at:

	December 31
	2007	2006
Land	$26,376	$24,108
Buildings and improvements	153,942	139,353
Machinery and equipment:
—Heavy	48,076	33,824
—General	342,600	311,390
—Light	110,991	82,741
—Molds, tools, office and computers	69,781	67,785

Total machinery and equipment	571,448	495,740
Construction in progress	38,716	16,802

Total	790,482	676,003
Less accumulated depreciation	369,012	300,824

	$421,470	$375,179

6. Goodwill, Intangible Assets and Deferred Financing Costs

The following table provides changes in the carrying amount of goodwill by segment for the years ended December 31, 2007 and 2006:

	Clothing	Rolls	Total
Balance at December 31, 2005	47,832	250,663	298,495
Acquisition of PMA Shoji Co. Ltd.	648	—	648
Acquisition of Coldwater Covers, Inc.	—	927	927
Adjustments related to pre-acquisition income taxes	(848)	—	(848)
Foreign currency translations	6,192	12,605	18,797

Balance at December 31, 2006	53,824	264,195	318,019
Acquisition of roll covers operations in China	—	6,722	6,722
Adjustments related to pre-acquisition income taxes	—	(221)	(221)
Foreign currency translations	3,643	17,029	20,672
Goodwill impairment (see Note 3)	—	(185,300)	(185,300)

Balance at December 31, 2007	$57,467	$102,425	$159,892

XERIUM TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands except per share data)

December 31, 2007

The components of intangible assets and deferred financing costs are summarized as follows at:

	December 31
	2007	2006
Patents and licenses	$31,920	$31,920
Less accumulated amortization	(24,151)	(20,979)

Net patents and licenses	7,769	10,941

Trademarks	18,920	18,900
Less accumulated amortization	(10,185)	(8,925)

Net trademarks	8,735	9,975

Other intangibles	948	—
Less accumulated amortization	(71)	—

Net other intangibles	877	—

Deferred financing costs	25,591	23,125
Less accumulated amortization	(10,813)	(6,890)

Net deferred financing costs (1)	14,778	16,235

Net amortizable intangible assets and deferred financing costs	32,159	37,151
Less net deferred financing costs reclassified to other current assets (1)	(14,778)	—

	$17,381	$37,151

(1)	In connection with the going concern matter discussed in Note 1, the accompanying consolidated balance sheet as of December 31, 2007 includes a reclassification of $14,778 from “Intangible assets and deferred financing costs, net” to “Other current assets” to reflect the classification of net deferred financing costs related to the debt under the senior credit facility as a current asset.

Amortization expense for patents, licenses and trademarks, amounted to $4,432, $4,423 and $4,173 for the years ended December 31, 2007, 2006 and 2005, respectively.

As of December 31, 2007, the estimated annual amortization expense for patents, licenses and trademarks and other intangibles for each of the succeeding five years totals $11,089 as follows:

2008	$3,011
2009	2,331
2010	2,297
2011	2,249
2012	1,201

XERIUM TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands except per share data)

December 31, 2007

7. Notes Payable

In connection with the initial public offering discussed in Note 2, the Company entered into a $750,000 credit facility agreement (Note 8).

Notes payable consist of the following at:

	December 31
	2007	2006
Unsecured notes	$1,347	$5,750
Secured notes	329	4,821

Total	$1,676	$10,571

Notes payable consist primarily of committed lines of credit at banks to fund short-term working capital needs. The unused portion of these lines of credit totaled $56,688 at December 31, 2007. The secured portion of the debt is collateralized by letters of credit available under a multi-currency revolving credit facility of $50,000 which is a part of the Company’s credit agreement. Interest rates are variable and are based upon local market rates. Annual commitment and similar fees charged by the banks approximate 0.75% of the unused facilities. Weighted-average interest rates on the total of all facilities available were 6.51% in 2007 and 6.40% in 2006, and weighted-average interest rates on outstanding borrowings were 2.03% (a range of 1.88% to 2.38%) and 3.41% as of December 31, 2007 and 2006, respectively.

8. Long-Term Debt Classified as Current

In connection with the going concern matter discussed in Note 1, the accompanying consolidated balance sheet includes a reclassification of $641,179 to reflect the long-term debt under the senior credit facility as current debt.

In connection with the initial public offering discussed in Note 2, the Company entered into a $750,000 senior secured credit facility and repaid $752,500 of principal and interest on senior bank debt, mezzanine bank debt and certain non-interest bearing shareholder notes, as well as $1,354 of contractual payments under various rate swap agreements which were used to hedge the floating rate senior and mezzanine debt. The Company wrote off $4,886 of deferred financing costs related to the repayment of this debt as of May 19, 2005, which has been classified as loss on early extinguishment of debt in the accompanying statements of operations.

The credit facility provides for a term loan in a total principal amount of $650,000 and a $100,000 senior secured revolving credit facility, which was reduced at the end of 2005 to $50,000 in connection with the completion of the legal reorganization of the Company’s Brazilian subsidiaries. The credit facility is secured by substantially all of the Company’s assets. Borrowings under the revolving credit facility and term loan facility bear interest at either (a) LIBOR plus the applicable margin or (b) the Euribor rate plus the applicable margin, in addition to certain other mandatory costs associated with syndication in the European markets or (c) CDOR plus the applicable margin.

XERIUM TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands except per share data)

December 31, 2007

On February 8, 2006, the Company amended its senior credit facility agreement with its lenders to modify certain covenants and ratios. In connection with the amendment, the Company’s applicable margin for U.S. Dollar LIBOR term loans increased from 2.00% to 2.25% per annum and the Company paid an amendment fee of $829.

On December 22, 2006, the Company entered into a second amendment of its senior credit facility agreement to modify certain covenants and ratios. In connection with the second amendment, the Company’s applicable margin for U.S. Dollar LIBOR term loans increased from 2.25% to 2.50% per annum and the Company paid an amendment fee of $1,420. As of December 31, 2006, the applicable margin for the term loans and the revolving loans was 2.50%, which was subject to an increase of 0.25% in the event that the indebtedness under the senior credit facility is rated lower than B1 by Moody’s or lower than B+ by Standard & Poor’s and, accordingly, in February 2007, the interest rate on the Company’s debt increased as a result of a downgrade in the rating of its senior indebtedness by Moody’s. If the credit facility subsequently achieves the higher ratings, the applicable margin will be decreased by 0.25%. The applicable margin with respect to the revolving loans may also be reduced by 0.25% or 0.50% based on a leverage test set forth in the credit agreement.

On May 2, 2007, the Company entered into a third amendment of its senior credit facility agreement to modify certain covenants, ratios and definitions and, in addition to other limitations on dividends, to limit the amount of any quarterly dividends payable on the Company’s common stock to not more than $0.1125 per share. In connection with the amendment, the Company paid an amendment fee of $1,500, as well as other fees and expenses.

While the Company was in compliance with the financial covenants under its senior credit facility at December 31, 2007 and expects that it would generate cash flow from operations sufficient to service the debt under the senior credit facility prior to the stated maturity of the debt if there is not otherwise an event of default under the debt, the Company expects to be in financial covenant non-compliance for the period ended March 31, 2008. Failing to meet a financial covenant under the senior credit facility constitutes an event of default, upon which the lenders could accelerate the debt under the senior credit facility, causing it to become due and payable.

On April 8, 2008, the Company entered into an amendment and waiver agreement with its lenders relating to its senior credit facility pursuant to which the lenders agreed to waive through May 31, 2008 (the “forbearance period”) any past and then existing defaults. In connection with the waiver agreement, the Company agreed that the lenders would not be required to make revolving loans during the forbearance period. See Note 1 for further discussion.

The Company had entered into interest rate swap contracts effective June 30, 2005 pursuant to which it paid fixed rates on notional amounts while receiving the applicable floating LIBOR, Euribor and CDOR rates. These interest rate swaps did not qualify for hedge accounting under SFAS No. 133 and the change in their fair value was subject to mark to market through earnings. As a result of the mark to market accounting through earnings, the Company recorded a mark to market increase (decrease) to interest expense of $4,215, ($1,604) and ($8,116) million during the years ended December 31, 2007, 2006 and 2005, respectively. Although these interest rate swaps were subject to mark to market accounting through earnings, they were to have effectively fixed, from a cash flow hedge perspective, the interest rate on approximately 86% of the term loan portion of the credit facility through June 30, 2008. On November 16, 2007, the Company settled these interest rate swaps in consideration for their cash value of $5,600 and entered into new interest rate swap arrangements. The interest rate swaps entered into in November 2007 initially qualified for hedge accounting under SFAS No. 133. As a result of anticipated financial covenant non-compliance for the period ended March 31, 2008 as discussed in Note 1, the

XERIUM TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands except per share data)

December 31, 2007

Company classified as current on its balance sheet as of December 31, 2007 $641,179 of the long-term debt under its senior credit facility. Accordingly, because this debt is potentially payable prior to the expiration of the underlying interest rate swaps, the Company did not qualify for hedge accounting as of December 31, 2007 under SFAS No. 133 for these interest rate swaps and the mark to market decrease in their fair value of $1,931 was recorded as a charge to interest expense in the fourth quarter of 2007. As of December 31, 2007, the weighted average interest rate on the effectively fixed portion of the term loan facility was 7.0%; the weighted average interest rate on the portion of the term loan facility not effectively fixed by interest rate swap contracts, based on the 90-day LIBOR, was 7.55%. The revolving credit facility has a 6.5 year maturity and the term loan facility has a 7 year maturity from the date of the agreement.

Under a waiver of the financial covenant noncompliance for the period ended March 31, 2008 as discussed in Note 1, the credit facility provides for scheduled principal payments on the term loan of $7,076 each year, payable in quarterly installments, with $1,769 due on March 31, 2012 and $618,556 due at maturity in May 2012. This facility contains covenants based on certain measures of debt levels, interest coverage and fixed charge coverage, all calculated in relation to Adjusted EBITDA as defined in the credit agreement, and restrictions on capital expenditures and dividends. In 2006, the Company made voluntary debt repayments of $28,000.

Long-term debt consists of the following at:

	December 31
	2007	2006
Senior Bank Debt (Secured):
Term Loan B—payable quarterly:
U.S. Dollar denominated—LIBOR plus 2.75 % as of December 31, 2007 (7.58%); LIBOR plus 2.50% as of December 31, 2006 (7.86%)	$312,489	$316,917
Euro denominated—EURIBOR plus 2.75% as of December 31, 2007 (7.52%); EURIBOR plus 2.50% as of December 31, 2006 (6.22%)	269,102	247,041
Canadian Dollar denominated—CDOR plus 2.75% as of December 31, 2007 (7.57%); CDOR plus 2.50% as of December 31, 2005 (6.84%)	75,915	64,359

	657,506	628,317
Other Long-Term Debt:
Unsecured, interest fixed at 2.00%, Euro denominated	868	172
Unsecured, interest fixed at 3.00% to 3.90%, Yen denominated	6,751	—

	665,125	628,489
Less current maturities	19,253	10,110
Less long-term debt classified as current (1)	641,179	—

Total	$4,693	$618,379

(1)	In connection with the going concern matter discussed in Note 1, the accompanying consolidated balance sheet as of December 31, 2007 includes a reclassification of $641,179 from “Long term debt, net of current maturities” to current debt as “Long-term debt classified as current”. The carrying value of the debt under the senior credit facility of $657,506 exceeds its fair value of $599,974 as of December 31, 2007.

XERIUM TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands except per share data)

December 31, 2007

The aggregate maturities of long-term debt for each of the following five years and thereafter are as follows, assuming scheduled debt maturities under a waiver of the financial covenant noncompliance for the period ended March 31, 2008:

2008	$19,253
2009	8,228
2010	8,228
2011	9,091
2012	620,325
Thereafter	—

$665,125

The Company may be required to make additional debt repayments based on the difference between its “pre-dividend free cash flow”, as defined in our credit agreement, and cash dividends paid in the prior year. The Company included $3,446 as of December 31, 2006 for such additional repayments that were made in 2007 and $9,235 as of December 31, 2007 that was paid in the first quarter of 2008. Because the amount of any such future repayments is not currently determinable, it is excluded from the long-term debt maturities schedule above for 2009 and thereafter.

9. Derivatives and Hedging

There are two types of hedges into which the Company enters; hedges of cash flow exposure and hedges of fair value exposure. The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objectives and strategies for undertaking various hedge transactions. The Company links all hedges that are designated as cash flow hedges to forecasted transactions or to floating-rate liabilities on the consolidated balance sheets. The Company also assesses, both at inception of the hedge and on an ongoing basis, whether the derivatives used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items. Should it be determined that a derivative is not highly effective as a hedge, the Company will discontinue hedge accounting prospectively. The Company links all hedges that are designated as fair value hedges to specific assets or liabilities on the consolidated balance sheets or to the specific firm commitments.

The Company’s derivative activities are as follows:

Cash Flow and Fair Value Hedges

The Company utilizes interest rate swaps to reduce interest rate risks and utilizes foreign currency forward contracts to manage risk exposure to movements in foreign exchange rates.

(i) Cash Flow Hedges

The Company had entered into interest rate swap contracts effective June 30, 2005 pursuant to which it paid fixed rates on notional amounts while receiving the applicable floating LIBOR, Euribor or CDOR rates. The interest rate swaps did not qualify for hedge accounting under SFAS No. 133 and the change in their fair value was subject to mark to market through earnings. As a result of the mark to market accounting through earnings, the Company recorded a mark to market increase (decrease) to interest expense of $4,215, ($1,604) and ($8,116) during the years ended December 31, 2007, 2006 and 2005, respectively.

XERIUM TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands except per share data)

December 31, 2007

Although these interest rate swaps were subject to mark to market accounting through earnings, they were to have effectively fixed, from a cash flow hedge perspective, the interest rate on approximately 86% of the term loan portion of the credit facility through June 30, 2008. On November 16, 2007, the Company settled these interest rate swaps in consideration for their cash value of $5,600 and entered into new interest rate swap arrangements. The interest rate swaps entered into in November 2007 initially qualified for hedge accounting under SFAS No. 133. As a result of anticipated financial covenant non-compliance for the period ended March 31, 2008 as discussed in Note 1, the Company classified as current on its balance sheet as of December 31, 2007 $641,179 of the long-term debt under its senior credit facility. Accordingly, because this debt is potentially payable prior to the expiration of the underlying interest rate swaps, the Company did not qualify for hedge accounting as of December 31, 2007 for these interest rate swaps under SFAS No. 133 and the mark to market decrease in their fair value of $1,931 was recorded as a charge to interest expense during the fourth quarter of 2007. The new interest rate swaps effectively fix the interest rate on approximately 85% of the term loan portion of the Company’s credit facility through 2010. As of December 31, 2007, the weighted average interest rate on the effectively fixed portion of the term loan facility was 7.0% and the weighted average interest rate on the portion of the term loan facility not effectively fixed by interest rate swap contracts, based on the 90-day LIBOR, was 7.55%. The fair value of the interest rate derivative contracts was a net liability of $1,931 (of which $2,937 was included in accrued expenses, partially offset by $1,006 that was included in other current assets) and an asset of $9,710 (included in other current assets) at December 31, 2007 and 2006, respectively.

The Company, from time to time, enters into forward exchange contracts to fix currencies at specified rates based on expected future cash flows to protect against the fluctuations in cash flows resulting from sales denominated in foreign currency over the next year. The value of these contracts is recognized at fair value based on market exchange forward rates. The fair value of these contracts amounted to an asset of $417 and $123 at December 31, 2007 and 2006, respectively. The change in fair value of these contracts is included in foreign exchange gain/(loss) beginning with the quarter ended September 30, 2007 as the Company had decided not to seek hedge accounting for these transactions.

(ii) Fair Value Hedges

The Company is subject to exposure from fluctuations in foreign currencies. To manage this exposure, the Company uses foreign exchange forward contracts. The value of these contracts is recognized at fair value based on forward market exchange rates and the change in the fair value of these contracts is included in foreign exchange gain/(loss). Fair value hedges amounted to a net asset of $3,203 as of December 31, 2007 and were immaterial as of December 31, 2006. Of this amount, $3,321 is included in other current assets and $118 in accrued expenses at December 31, 2007.

10. Income Taxes

Significant components of the provision for income taxes by taxing jurisdictions are shown below.

The components of domestic and foreign income (loss) before the provision for income taxes are as follows:

	Year Ended December 31
	2007	2006	2005
U.S.	$(75,151)	$1,885	$(26,857)
Foreign	(77,406)	42,510	46,796

Total	$(152,557)	$44,395	$19,939

XERIUM TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands except per share data)

December 31, 2007

The components of the income tax provision (benefit) are as follows:

	Year Ended December 31
	2007	2006	2005
Current:
U.S.	$721	$(1,037)	$(916)
Foreign	13,919	9,351	16,464

Total current	14,640	8,314	15,548
Deferred:
U.S.	(14,052)	3,212	2,655
Foreign	(2,933)	1,581	(3,861)

Total deferred	(16,985)	4,793	(1,206)

Total provision (benefit)	$(2,345)	$13,107	$14,342

The tax effect of temporary differences which give rise to deferred income tax assets and liabilities are as follows:

	Year Ended December 31
	2007	2006
Deferred tax assets arising from:
Net operating loss carryforwards	$67,801	$66,158
Intangible assets, net (1)	12,120	—
Pension and other benefit accruals	8,696	10,560
Tax credits	1,783	1,832
Other allowances and accruals, net	34,711	32,372

Total	125,111	110,922

Deferred tax liabilities arising from:
Property and equipment, net	(49,098)	(51,078)
Intangible assets, net (1)	—	(12,854)
Unrealized foreign exchange gains/losses	—	(210)
Other allowances and assets, net	(60)	(3,329)

Total	(49,158)	(67,471)
Valuation allowance	(91,066)	(74,679)

Net deferred tax liability	$(15,113)	$(31,228)

(1)	2007 reflects a deferred tax asset due to goodwill impairment and related reversal of the tax on the goodwill (see Note 3). 2006 reflects a deferred tax liability due to the tax associated with U.S. goodwill.

XERIUM TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands except per share data)

December 31, 2007

Compliance with SFAS No. 109 requires the Company to periodically evaluate the necessity of establishing or adjusting a valuation allowance for deferred tax assets depending on whether it is more likely than not that a related tax benefit will be recognized in future periods. Because of the accumulated loss position in certain tax jurisdictions at December 31, 2007 and December 31, 2006 and the uncertainty of profitability in future periods, the Company has recorded valuation allowances as shown above for deferred tax assets primarily related to net operating loss carryforwards in the United States, United Kingdom and Sweden.

In 2007 the Company had a benefit for taxes as compared with a provision for income taxes in 2006, due to the impairment of goodwill of $185,300 (and a related tax benefit thereon of $18,285) in our roll covers segment during 2007 (see Note 3). Other than this goodwill impairment and related tax benefit, the Company’s effective tax rate for 2007 was 49% as compared with 30% for 2006. The effective tax rate for 2007 was impacted by minimal tax benefit recognition on the change in the fair value of the Company’s interest rate swaps because of its tax loss carryforward position. Additionally, the effective tax rate for 2007 compared to 2006 was impacted by (i) a tax benefit of $1,000 in June 2006 reflecting the reversal of a previously established valuation allowance against deferred tax assets (based on the increased profitability of our clothing operations in the United Kingdom) and (ii) the benefit of a $1,000 U.S. tax refund in the third quarter of 2006, offset by a tax benefit of approximately $1,100 during the third quarter of 2007 due to reductions in tax rates enacted by law in certain jurisdictions. Additionally, the Company recorded a benefit in the U.S. of $1,700 related to a U.S. net operating loss carryback that had a previously established valuation allowance against deferred taxes in 2006.

In 2006 as compared with 2005, the decrease in the effective tax rate was principally due to (i) no tax provision recognition on the change in the fair value of our interest rate swaps because of our tax loss carryforward position and (ii) based on the increased profitability of the Company’s clothing operations in the United Kingdom, a tax benefit in the United Kingdom of $1,100, reflecting the reversal of a previously established valuation allowance against deferred tax assets, and (iii) a tax refund in the United States of $1,700 relating to a net operating loss carryback that had a previously established valuation allowance against deferred tax assets.

As of December 31, 2007, the Company has pre-tax net operating loss carryforwards for federal income tax purposes of approximately $107,000 that expire on various dates through 2025 and federal tax credits of approximately $1,800 that either expire on various dates or can be carried forward indefinitely. The Company has foreign net operating loss carryforwards of approximately $128,000 that either expire on various dates or can be carried forward indefinitely, approximately half for which the utilization is restricted under current tax sharing agreements.

Undistributed earnings of the Company’s foreign subsidiaries amounted to approximately $231,000 at December 31, 2007. Those earnings are considered to be indefinitely reinvested except for Argentina, Brazil and Mexico. Upon distribution of those earnings in the form of dividends or otherwise, the Company may be subject to both income taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to the various jurisdictions. Any withholding taxes incurred would be immaterial and any additional U.S. income tax liability would be offset by net operating loss carryforwards. Determination of the amount of unrecognized deferred income tax liability or withholding taxes is not practicable because of the complexities associated with its hypothetical calculation; however, unrecognized foreign tax credit carryforwards and net operating loss carryforwards would be available to reduce some portion of the liability.

The Company adopted FIN 48 on January 1, 2007 and, accordingly, recorded a cumulative effect increase of $3,323 to accumulated deficit, an increase of $627 to income taxes payable and an increase of $2,696 to deferred and long-term taxes for uncertain tax positions. On January 1, 2007, the Company had $4,126 in unrecognized

XERIUM TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands except per share data)

December 31, 2007

tax benefits. The total amount of net unrecognized tax benefits that, if recognized, would affect the effective tax rate was $3,779 as of January 1, 2007 and $5,349 on December 31, 2007. On December 31, 2007, the Company had approximately $5,349 in unrecognized tax benefits. The Company’s unrecognized tax benefits increased approximately $1,200 during the year ended December 31, 2007. During the next 12 months, the unrecognized tax benefits may decrease up to $1,000 depending on the outcome of an expected settlement of a foreign audit.

The tax years 2000 through 2007 remain open to examination by the major taxing jurisdictions to which the Company and its subsidiaries are subject.

A reconciliation of the FIN 48 balances is as follows:

Balance as of January 1, 2007	$4,126
Gross increases—tax positions in prior period	363
Gross decreases—tax positions in prior period	(347)
Gross increases—tax positions in current period	698
Currency effects	509

Total	$5,349

The Company’s policy is to recognize interest and penalties related to income tax matters as income tax expense and accordingly, the Company recorded approximately $600 for interest and penalties during the year ended December 31, 2007. As of December 31, 2007, the Company had approximately $1,200 of accrued interest related to uncertain tax positions.

The provision for income taxes differs from the amount computed by applying the U.S. statutory tax rate (35%) to income before income taxes, due to the following:

	Year Ended December 31
	2007	2006	2005
Book income at U.S. 35% statutory rate	$(53,395)	$15,539	$6,978
State income taxes, net of federal benefit	(218)	(657)	158
Foreign tax rate differential	(3,824)	(1,326)	(1,396)
Dividends, net of foreign tax credits	4,180	4,350	2,607
Change in valuation allowance	11,049	(3,947)	6,588
Tax rate changes	(542)	—	—
Tax credits and refunds	(1,605)	(2,504)	(2,072)
Goodwill	38,130	(2,825)	—
Other, net	3,880	4,477	1,479

Total	$(2,345)	$13,107	$14,342

On November 29, 2007, the Company acquired 100% of the common stock of a company which has two subsidiaries in China, one of which is 90% owned. One of the subsidiaries has a partial tax holiday that began in 2006 and will be available until at least 2009. The other subsidiary has a 0% tax rate in 2008 and 2009 and a reduced rate until at least 2012. The benefit of the tax holiday in 2007 is immaterial.

XERIUM TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands except per share data)

December 31, 2007

The Company is in the process of building a clothing manufacturing facility in Vietnam, which began in the fourth quarter of 2007. The Vietnam facility is expected to operate under a tax holiday beginning in the first year of profitability and expiring in 2020. The first three years of profitability are expected to be at a 0% tax rate and the remainder of the tax holiday at a reduced rate.

11. Pensions, Other Postretirement and Postemployment Obligations

Pension Plans

The Company has defined benefit pension plans covering substantially all of its U.S. and Canadian employees, and employees of certain subsidiaries in other countries. Benefits are generally based on the employees’ years of service and compensation. These plans are funded in conformity with the funding requirements of applicable government regulations.

Postretirement Plans

In addition to defined benefit pension plans, the Company sponsors various unfunded defined contribution plans that provide for retirement benefits to employees, some in accordance with local government requirements.

Also, the Company sponsors an unfunded plan that offers the opportunity to obtain health care benefits to a certain group of retired U.S. employees and their covered dependents and beneficiaries. A portion of this plan is contributory, with retiree contributions adjusted periodically, as well as other cost-sharing features, such as deductibles and coinsurance. Eligibility varies according to date of hire, age and length of service. Certain retirees also have a life insurance benefit provided at no cost.

In connection with employment agreements entered into with two of the Company’s officers on May 19, 2005, the Company agreed to provide additional supplemental retirement benefits, which have been included in the benefit costs below.

As of December 31, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R)” ( “SFAS No. 158” ). The adoption of SFAS No. 158 impacted the Company’s balance sheet at December 31, 2006 as follows: (i) an increase in pensions, other postretirement and postemployment obligations of 3,260, (ii) an increase in current liabilities of $4,974, (iii) an increase in deferred tax asset of $1,507 and (iv) an increase in accumulated other comprehensive loss of $6,727. In accordance with SFAS No. 158, the Company’s 2005 accounting and related disclosures were not affected by the adoption of the new standard. The adoption of SFAS No. 158 had no effect on the Company’s consolidated statement of operations for the year ended December 31, 2006, or for any other prior period presented.

In addition, effective for fiscal years ending on or after December 15, 2008, this statement requires an employer to measure the funded status of a plan as of the date of its year-end balance sheet, with limited exceptions. Earlier application of this provision is encouraged and accordingly, the Company changed the September 30 measurement date of its U.S. pension and postretirement plans to December 31 for the fiscal year ending December 31, 2007. The Company remeasured the plan assets and obligations of its U.S. plans using the remeasurement method allowed under SFAS No. 158 and, accordingly, as of January 1, 2007, recognized a $1,700 increase to accumulated deficit, a $500 decrease to accumulated other comprehensive loss and a $1,200 increase to pension, other postretirement and postemployment obligations.

XERIUM TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands except per share data)

December 31, 2007

The measurement date for defined benefit plans outside the U.S. is December 31.

Postemployment Obligations

The Company has postemployment plans in various countries and accounts for these plans in accordance with SFAS No. 112, Employers’ Accounting for Postemployment Benefits. The Company’s postemployment obligations consist primarily of payments to be made to employees upon termination of employment, as defined, and are accrued according to local statutory laws in the respective countries. The Company’s obligation for postemployment benefits amounted to $3,530 and $2,687 as of December 31, 2007 and 2006, respectively.

Benefit Obligations and Plan Assets

A summary of the changes in benefit obligations and plan assets as of December 31, 2007 and 2006 is presented below. The Company has reclassified certain prior year information to be consistent with current year presentation.

	Defined Benefit Plans		Other Postretirement Benefit Plans
	2007	2006	2007	2006
Change in benefit obligation
Benefit obligation at beginning of year	$129,846	$113,348	$39,810	$46,953
Service cost	6,858	6,511	688	431
Interest cost	6,478	5,617	2,217	2,620
Plan participants’ contributions	155	238	246	258
Amendments	—	—	(1,206)	—
Adjustment to service and interest cost due to change in measurement date	1,317	—	714	—
Actuarial (gain) loss	(9,041)	2,446	(9,245)	(7,587)
Currency translation impact	7,864	8,120	—	—
Curtailment (gain) loss	(196)	—	—	—
Administrative expenses paid	(454)	(312)	—	—
Benefits paid	(10,177)	(6,122)	(3,161)	(2,865)

Benefit obligation at end of year	$132,650	$129,846	$30,063	$39,810

Change in plan assets
Fair value of plan assets at beginning of year	$59,701	$46,816	$—	$—
Actual return on plan assets	4,347	6,643	—	—
Employer contributions	13,121	9,394	—	—
Plan participants’ contributions	155	238	—	—
Administrative expenses paid	(454)	(312)	—	—
Currency translation impact	2,843	3,044	—	—
Benefits paid	(10,177)	(6,122)	—	—

Fair value of plan assets at end of year	$69,536	$59,701	$—	$—

Benefits paid after measurement date but before year end (for 2006)	$—	$712	$—	$701

Funded status (1)	$(63,114)	$(69,433)	$(30,063)	$(39,109)

(1)	In accordance with SFAS No. 158, $5,958 and $4,974 of this amount is recorded in accrued expenses as of December 31, 2007 and 2006.

XERIUM TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands except per share data)

December 31, 2007

Each of the Company’s pension plans that comprise the pension obligation amounts above, has a projected benefit obligation equal to or in excess of plan assets as of the years ended December 31, 2007 and 2006. The accumulated benefit obligation was $122,050 and $117,611 as of the years ended December 31, 2007 and 2006, respectively.

Information for pension plans with an accumulated benefit obligation in excess of plan assets is as follows:

	December 31
	2007	2006
Projected benefit obligation	$114,441	$129,578
Accumulated benefit obligation	107,462	117,343
Fair value of plan assets	54,377	59,431

Components of Net Periodic Benefit Cost

	Defined Benefit Plans			Other Postretirement Benefit Plans
	2007	2006	2005	2007	2006	2005
Service cost	$6,858	$6,511	$5,840	$688	$431	$507
Interest cost	6,478	5,617	5,431	2,217	2,620	2,860
Expected return on plan assets	(4,967)	(3,664)	(3,021)	—	—	—
Amortization of prior service cost	118	117	60	(464)	(464)	(464)
Amortization of net loss	909	869	371	63	690	1,388
Curtailment (gain) loss	(196)	—	—	—	—	—

Net periodic benefit cost	$9,200	$9,450	$8,681	$2,504	$3,277	$4,291

For defined benefit plans, the estimated net loss and prior service cost to be amortized from accumulated other comprehensive income during 2008 is expected to be $529 and $120, respectively. For other postretirement benefit plans, the amortization of net gain from accumulated other comprehensive income is expected to be $80 and the amortization of prior service credit to accumulated other comprehensive income is expected to be $558.

	Defined Benefit Plans		Other Postretirement Benefit Plans
	2007	2006	2007	2006
Additional Information
Change in funded status in 2007 and increase in minimum pension liability in 2006 included in accumulated other comprehensive loss, net of tax	$(17,728)	$1,712	N/A	N/A

Assumptions

Weighted-average assumptions used to determine benefit obligations at December 31 are as follows:

	Defined Benefit Plans		Other Postretirement Benefit Plans
	2007	2006	2007	2006
Discount rate	5.64%	5.14%	6.25%	5.75%
Rate of compensation increase	3.67	3.71	—	—

XERIUM TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands except per share data)

December 31, 2007

Weighted-average assumptions used to determine net periodic benefit cost for years ended December 31 are as follows:

	Defined Benefit Plans		Other Postretirement Benefit Plans
	2007	2006	2007	2006
Discount rate	5.14%	5.10%	5.75%	5.75%
Expected long-term return on plan assets	7.67	7.33	—	—
Rate of compensation increase	3.71	3.69	—	—

Plan assets in the U.S. are invested in marketable equity and fixed income securities managed by the trustee. The investment objective of the portfolio is to outperform a composite benchmark comprised of 40% of the S&P 500 index; 10% of the Russell 2000 Index; 10% of the Morgan Stanley Capital International EAFE Index; and 40% of the Lehman Brothers Aggregate Bond Index. The portfolio also seeks to maintain a level of volatility (measured as standard deviation of returns) which approximates that of the composite benchmark returns.

Investment risk is substantially reduced by diversification of investments within particular asset classes. The majority of the Plan’s liabilities are linked to price and salary inflation. The policy is therefore to invest the majority of the assets in investments which are expected to exceed price inflation and general salary growth over long periods. The expected future rate of return on plan assets is based on historic performance of bonds and equities and the higher returns expected by equity-based capital relative to debt capital.

Assumed health care cost trend rates at December 31 are as follows:

	2007	2006
Health care cost trend rate assumed for next year	9%	9%
Rate at which the cost trend rate is assumed to decline (the ultimate trend rate)	5.0%	5.5%
Year that the rate reaches the ultimate trend rate	2016	2009

These assumed health care cost trends have a significant impact on the amounts reported for the plan. A change of 1% in the assumed health care cost trend rates would have the following effect:

	1% increase		1% decrease
	2007	2006	2007	2006
Effect on total of service and interest cost components	$362	$446	$(418)	$(365)
Effect on accumulated postretirement benefit obligation	2,177	4,866	(3,386)	(4,070)

Plan Assets

The percentage of fair value of total plan assets for funded plans are invested as follows:

	Plan Assets at December 31
Asset Category	2007	2006
Marketable equities	71%	73%
Fixed income securities	29	27

Total	100%	100%

XERIUM TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands except per share data)

December 31, 2007

Contributions

The Company expects to make contributions and direct benefit payments of approximately $13,800 (unaudited) under its defined benefit plans in 2008.

Estimated Future Benefit Payments

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

	Defined Benefit Plans	Other Postretirement Benefit Plans
2008	$8,043	$2,191
2009	5,453	2,257
2010	5,889	2,312
2011	6,420	2,344
2012	6,459	2,346
Years 2013–2017	39,605	11,320

The Company also maintains a funded retirement savings plan for U.S. employees which is qualified under Section 401(k) of the U.S. Internal Revenue Code. The plan allows eligible employees to contribute up to 15% of their compensation (plus catch-up contributions for participants over age 50), with the Company matching 100% of up to the first 4% of employee compensation. Costs associated with the Plan are charged to the consolidated statements of operations and amounted to $1,205, $1,093 and $990 for the years ended December 31, 2007, 2006 and 2005, respectively.

In May 2004, the Financial Accounting Standards Board issued Staff Position No. 106-2 (“FSP 106-2”), Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”) which supersedes FSP 106-1, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003, which was issued in December 2003. The Company adopted FSP 106-2 during its third quarter of 2004 which resulted in a decrease in 2005 of its accrued post-retirement benefit cost and net periodic postretirement benefit cost of $951 and $605, respectively. During 2007, the Company received Medicare Part D subsidies of $195.

XERIUM TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands except per share data)

December 31, 2007

12. Accumulated Other Comprehensive Income (Loss)

The components of accumulated other comprehensive income (loss) were as follows:

	Foreign Currency Translation Adjustment	Minimum Pension Liability/ SFAS No. 158 Liability	Change in Value of Derivative Instruments	Accumulated Other Comprehensive Income (Loss)
Balance at December 31, 2004	$(9,633)	$(5,567)	$137	$(15,063)
Current year change	(12,360)	(5,746)	(331)	(18,437)

Balance at December 31, 2005	(21,993)	(11,313)	(194)	(33,500)
Current year change	21,371	(1,712)	284	19,943
Cumulative adjustment for transition to FAS No. 158	—	(6,727)	—	(6,727)

Balance at December 31, 2006	(622)	(19,752)	90	(20,284)
Current year change	30,285	17,228	(90)	47,423
Early adoption of change in measurement date	—	500	—	500

Balance at December 31, 2007	$29,663	$(2,024)	$—	$27,639

Comprehensive income (loss) for years ended December 31, 2007, 2006 and 2005 is as follows:

	2007	2006	2005
For the Years Ended December 31,
Net income (loss)	$(150,212)	$31,288	$5,597
Foreign currency translation adjustments	30,285	21,371	(12,360)
Minimum pension liability/SFAS No. 158 Liability	17,228	(1,712)	(5,746)
Change in value of derivative instruments	(90)	284	(331)

Comprehensive income (loss)	$(102,789)	$51,231	$(12,840)

13. Commitments and Contingencies

Leases

The Company leases office buildings, vehicles, and computer equipment for its worldwide operations. These leases expire at various dates through 2057. Minimum rent is expensed on a straight-line basis over the term of the lease. At December 31, 2007, future minimum rental payments due under noncancelable leases were:

2008	$5,030
2009	3,789
2010	2,796
2011	1,855
2012	1,423
Thereafter	5,175

Total minimum operating lease payments	$20,068

XERIUM TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands except per share data)

December 31, 2007

Operating lease rental expense was $5,146, $4,547 and $4,140 during the years ended December 31, 2007, 2006 and 2005, respectively.

Warranties

The Company offers warranties on certain products that it sells. The specific terms and conditions of these warranties vary depending on the product sold, the country in which the product is sold and arrangements with the customer. The Company estimates the costs that may be incurred under its warranties and records a liability for such costs. Factors that affect the Company’s warranty liability include the number of units sold, historical and anticipated rates of warranty claims, cost per claim and new product introduction. The Company periodically assesses the adequacy of its recorded warranty claims and adjusts the amounts as necessary. Changes in the Company’s combined short-term and long-term warranty liabilities during the year ended December 31, 2007 and 2006 are as follows:

Balance at December 31, 2005	$2,495
Warranties provided during period	3,409
Settlements made during period	(3,255)
Changes in liability estimates, including expirations and currency effects	320

Balance at December 31, 2006	2,969
Warranties provided during period	1,636
Settlements made during period	(1,835)
Changes in liability estimates, including expirations and currency effects	87

Balance at December 31, 2007	$2,857

Collective Bargaining and Union Agreements

Approximately 73% of the Company’s employees are subject to various collective bargaining agreements or are members of trade unions, predominantly outside of the United States. Approximately 77% of these employees are covered by agreements that expire during 2008.

Legal Proceedings

Stockholder Litigation

On June 7, 2006, a purported class action complaint was filed in the United States District Court for the District of Massachusetts on behalf of a putative class of investors who purchased shares pursuant or traceable to the Company’s initial public offering on or about May 16, 2005 through November 15, 2005 against the Company, its former Chief Executive Officer and its Chief Financial Officer. An amended complaint was filed on November 3, 2006. The complaint as amended concerns the Company’s initial public offering of common stock and alleges violations of Sections 11 and liability under Section 15 of the Securities Act of 1933. The plaintiff seeks rescission rights, attorneys’ fees and other costs and unspecified damages on behalf of a purported class of purchasers of the Company’s common stock “pursuant and/or traceable to the Company’s IPO on or about May 16, 2005 through November 15, 2005.” The litigation is presently in discovery. The Company believes that the complaint is without merit and intends to defend the litigation vigorously.

XERIUM TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands except per share data)

December 31, 2007

The Company is involved in various legal matters, which have arisen in the ordinary course of business. The Company does not believe that the ultimate resolution of these matters will have a material adverse effect on its financial position, results of operations or cash flow.

Environmental Matters

In connection with the closure of certain manufacturing facilities under its restructuring programs, in 2004, the Company had conducted environmental site assessments which had indicated contamination at two sites. Management believes that both sites have been substantially remediated and no significant further remediation costs are expected to be incurred. During 2004 through 2007, the Company recorded environmental expenses of $7,472 in the aggregate and expenses (income) of ($50), $3,072, and $850 during the years ended December 31, 2007, 2006 and 2005, respectively. During 2007, the Company paid approximately $2,100 related to the environmental remediation, which costs had been accrued as of December 31, 2006. These costs were classified in general and administrative expenses and accrued expenses. The Company believes that any additional liability in excess of amounts provided which may result from the resolution of such matters will not have a material adverse effect on the financial condition, liquidity or cash flow of the Company.

14. Stock-Based Compensation

The Company recorded compensation expense related to RSUs of $1,749, $2,507 and $1,845 for the years ended December 31, 2007, 2006 and 2005, respectively.

The Company accounted for RSUs granted on May 19, 2005 under the 2005 Equity Incentive Plan (the “2005 Plan”) in accordance with APB No. 25 and, accordingly, had recorded compensation expense of $1,845 for 2005 related to the non-employee directors and time-based RSUs. No compensation expense was recorded relating to performance-based RSUs because management had determined that it was not probable that performance targets will have been met. For additional discussion related to compensation expense for 2005, see Stock Options and Restricted Stock below.

On January 1, 2006, the Company adopted SFAS No. 123R, which discontinued the accounting for share-based compensation using APB No. 25 and generally required that such transactions be recognized in the statement of operations based on their fair values at the date of grant. Pro forma disclosure is no longer an alternative.

The Company adopted the modified prospective method permitted under SFAS No. 123R. Under this transition method, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123R, compensation expense is recognized on all share-based payments granted prior to, but not yet vested, as of December 31, 2005 and for share-based payments granted subsequent to December 31, 2005. In accordance with the modified prospective method of adoption, the Company’s statements of operations and financial position for prior periods have not been restated. Other than RSUs granted as dividends, which are charged against accumulated deficit under SFAS No. 123R, and RSUs granted to non-employee directors, which vest immediately, the Company did not have any share-based grants during 2006; however, under the provisions of SFAS No. 123R for outstanding unvested RSUs, compensation expense of $2,507 and a related tax benefit thereon of $210 were recorded for 2006.

XERIUM TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands except per share data)

December 31, 2007

Under the provisions of APB No. 25, which has been superceded by SFAS No. 123R, compensation expense and the related tax benefit thereon for 2006 would have been $2,015 and $169, respectively. Under APB No. 25, no compensation expense was recorded relating to performance-based RSUs because management had determined that it was not probable that performance targets will have been met. The adoption of SFAS No. 123R reduced the Company’s 2006 earnings per share by $0.01.

The Company used the graded attribution method to recognize expense for all RSUs granted prior to the adoption of SFAS No. 123R. The expense associated with the unvested portion of the time-based pre-adoption grants will continue to be expensed using the graded attribution method. As a result of adopting SFAS 123R on January 1, 2006, the Company has used the straight-line attribution method to recognize expense for RSUs granted after December 31, 2005.

2005 Equity Incentive Plan

Effective May 19, 2005, the Company adopted the 2005 Plan, under which the Board of Directors authorized 2,500,000 shares for grant. During 2005, 424,683 time-based RSUs and 801,843 performance-based RSUs were granted to officers and employees of the Company. Non-employee directors were also granted 12,500 RSUs during 2005. Each RSU represents one share of common stock. To earn common stock under time-based RSUs granted in 2005, generally the grantee must be employed by the Company through the applicable vesting date, which occurs annually on May 19, 2006, 2007 and 2008. To earn common stock under performance-based RSUs granted in 2005, generally defined shareholder return targets must be met over the four years following the completion of the Company’s initial public offering on May 19, 2005 and the grantee must be employed by the Company through May 19, 2009. Awards to non-employee directors vest immediately under the 2005 Plan and the underlying shares will be issued to the director upon termination of service as a member of the Board or a change in control, as defined in the 2005 Plan.

On March 29, 2007, under the 2005 Plan, the Company granted 368,350 performance-based RSUs to certain officers and employees of the Company. The awards would have generally vested only if the individual remained employed by the Company through December 31, 2007 and if a performance metric based upon 2007 Adjusted EBITDA, as defined in the Company’s senior credit facility as in effect on March 29, 2007 and with certain adjustments, equaled or exceeded a target level that had been specified by the Compensation Committee of the Board of Directors. If the performance metric equaled or exceeded the target level specified, the RSUs would have vested on the day the Company filed its 2007 Annual Report on Form 10-K. The Company would have been required within thirty days thereafter to issue one share of common stock in respect of each fully vested RSU. The performance metric did not achieve the target level and the RSUs did not vest. Under the provisions of SFAS No. 123R, during 2007, no compensation expense was recorded for the performance-based grants that are based on an Adjusted EBITDA target because the target level was not achieved.

On May 16, 2007, the Company granted 742,885 performance-based RSUs to certain officers and employees of the Company. Generally, to earn common stock under these performance-based RSUs, defined shareholder return targets must be met over the four years following the grant date and the grantee must be employed by the Company through May 16, 2011.

Annually during 2005, 2006 and 2007, the non-employee directors were granted 12,500 RSUs in the aggregate.

XERIUM TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands except per share data)

December 31, 2007

Certain time-based RSUs and all non-employee director RSUs automatically adjust to reflect awards of additional RSUs upon payment of dividends by the Company. Outstanding RSUs that were awarded in connection with the payment of dividends are included in the table below. During 2007, 9,190 additional time-based RSUs and 2,808 additional non-employee director RSUs were issued in connection with the payments of dividends that occurred in 2007. These dividend RSUs were charged to accumulated deficit, in accordance with SFAS No. 123R.

Additionally, 81,976 shares of common stock underlying 117,116 time-based RSUs that vested on May 19, 2007 were issued during 2007; the remaining 35,140 RSUs were withheld from issuance in connection with minimum tax withholding requirements related to the issuance of such shares to the recipients. During 2006, 74,569 shares of common stock underlying 112,666 time-based RSUs that vested on May 19, 2006 were issued; the remaining 38,097 RSUs were withheld from issuance in connection with minimum tax withholding requirements related to the issuance of such shares to the recipients.

See Note 18 for subsequent event related to RSU awards.

A summary of RSUs outstanding as of December 31, 2007 and their vesting dates is as follows:

	Vesting Dates	Number of RSUs
Time-based RSUs	May 19, 2008	193,728	(1)

Performance-based RSUs granted May 19, 2005 (based on shareholder return targets)	May 19, 2009, assuming performance criteria are achieved	647,673	(1)

Performance-based RSUs granted March 29, 2007 (based on 2007 Adjusted EBITDA target)	Date of filing of 2007 Annual Report on Form 10-K, if performance criteria had been achieved	368,350

Performance-based RSUs granted May 16, 2007 (based on shareholder return targets)	May 19, 2011, assuming performance criteria are achieved	722,885	(1)

Non-employee directors’ RSUs	Date of grant	42,526

Total RSUs outstanding		1,975,162

(1)	In connection with the departure of certain officers (see Note 18 for subsequent event), the vesting of 82,473 time-based RSUs was accelerated to immediately vest on February 7, 2008 and the following number of performance-based RSUs were forfeited subsequent to December 31, 2007:

Performance-based RSUs granted May 19, 2005 (based on shareholder return targets)	251,417
Performance-based RSUs granted May 16, 2007 (based on shareholder return targets)	165,935

Total	417,352

XERIUM TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands except per share data)

December 31, 2007

RSU activity during the year ended December 31, 2007, is presented below.

	Number of RSUs	Price Range of Grant-Date Fair Value Per RSU	Weighted Average Grant-Date Fair Value Price Per RSU
Outstanding, December 31, 2006	1,067,380	$8.40 – 12.01	$10.55
Granted (as dividends)	11,998	4.59 – 9.57	6.59
Granted (not as dividends)	1,123,735	7.70 – 8.15	8.03
Forfeited	(110,835)	8.15 – 11.66	11.03
Issued or withheld for tax withholding purposes	(117,116)	7.99 – 11.66	11.45

Outstanding, December 31, 2007	1,975,162	$4.59 – 12.01	$9.58

Vested, December 31, 2007 (1)	42,526	$5.09 – 12.01	$9.45

(1)	common stock underlying these RSUs will be issued to the directors upon termination of their service as members of the Board and/or a change in control, as defined. The total grant-date fair value of such non-employee directors RSUs that vested during 2007 was $115.

Under SFAS No. 123R, the Company uses the following assumptions in determining compensation expense:

Grant-Date Fair Value

The Company calculates the grant-date fair value of time-based RSUs and non-employee directors’ RSUs based on the closing price of the Company’s common stock on the date of grant.

For the performance-based RSUs granted on May 16, 2007 and May 19, 2005, the Company calculates the grant-date fair value of performance-based RSUs by using a Monte Carlo pricing model and the following assumptions:

	For Performance-Based RSUs Granted May 16, 2007	For Performance-Based RSUs Granted May 19, 2005
Expected term	Four years	Four years
Expected volatility	39%	37%
Expected dividends	$0.45 per year ($0.1125 per quarter)	$0.90 per year ($0.225 per quarter)
Risk-free interest rate	4.32%	3.73%

(i) Expected term. Performance-based RSUs expire four years after the grant date.

(ii) Expected volatility. The Company is responsible for estimating the volatility of the price of its common stock and has considered a number of factors, including third party estimates, to determine its expected volatility. The Company performed a peer group analysis of historical and implied volatility measures rather than using its own historical volatility because it has been a public company for a relatively short period of time (i.e. since its initial public offering on May 19, 2005). Based upon the peer group analysis, the Company determined to use a 39% and 37% volatility assumption for performance-based RSUs granted on May 16, 2007 and on May 19, 2005, respectively, which is the midpoint of the range developed by looking at the peer group.

XERIUM TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands except per share data)

December 31, 2007

(iii) Expected dividends. Based on the Company’s dividend policy in place at the time of the performance-based RSU rants on May 19, 2005, an assumed continuation of quarterly dividends at the rate of $0.225 per share of common stock was used for the purposes of the application of the Monte Carlo pricing model. On May 2, 2007, the Company modified its credit agreement to limit the amount of any quarterly dividends payable on its common stock to not more than $0.1125 per share. Accordingly, for the performance-based RSUs that were granted on May 16, 2007, the Company assumed continuation of quarterly dividends at the rate of $0.1125 per share of common stock for the purposes of the application of the Monte Carlo pricing model.

(iv) Risk-free interest rate. The yield on zero-coupon U.S. Treasury securities for the period that is commensurate with the expected term assumption (i.e. two years and four years, respectively).

Forfeitures

As the time-based and performance-based RSUs require continued employment up to the time of vesting, the amount of stock-based compensation recognized during a period is required to include an estimate of forfeitures. SFAS No. 123R requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The term “forfeitures” is related to employee attrition and based on a historical analysis of its employee turnover. This analysis is re-evaluated quarterly and the forfeiture rate will be adjusted as necessary. Ultimately, the actual expense recognized over the vesting period will be only for those shares that meet the requirements of continued employment up to the time of vesting. The Company revised its forfeiture estimate in the fourth quarter of 2007 and currently estimates that approximately 7.5% of time-based RSUs and 50% of performance-based RSUs will be forfeited. In accordance with SFAS No. 123R, the cumulative effect of applying the change in estimate retrospectively is recognized in the period of change; accordingly, the Company’s change in forfeiture rate during the fourth quarter of 2007 resulted in a cumulative decrease to compensation expense of $609.

As of December 31, 2007, there was approximately $2,300 of total unrecognized compensation expense related to unvested share-based awards which is expected to be recognized over a weighted average period of 2.5 years.

Stock Options and Restricted Stock

Prior to its initial public offering on May 19, 2005 (see Note 2), the Company’s former parent had stock options and restricted stock outstanding. All such stock options and restricted stock vested in connection with the consummation of the Company’s initial public offering which occurred on May 19, 2005, at which time the Company measured and recorded compensation expense of $15,507 related to these options and restricted stock based on their then current fair value in accordance with APB No. 25. Therefore, the adoption of SFAS No. 123R with respect to these share-based payments would not have had a significant impact on the Company’s financial position or results of operations for 2005 because the pro forma net loss under SFAS No. 123R and the reported net loss are identical. These stock options and restricted stock are no longer outstanding after the completion of the initial public offering on May 19, 2005 and therefore would not have had any impact on the Company’s financial position or statements of operations after this date.

The Company accounted for RSUs granted under the 2005 Plan on May 19, 2005 in accordance with APB No. 25 and, accordingly, had recorded compensation expense of $1,845 for 2005 related to the non-employee

XERIUM TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands except per share data)

December 31, 2007

directors and time-based RSUs. No compensation expense was recorded relating to performance-based RSUs because management had determined that it was not probable that performance targets will have been met. Had compensation expense for the RSUs and prior stock options and restricted stock been determined based upon the fair value recognition provisions of SFAS No. 123, the net income and the effect on net income per share would have been as follows:

2005
Net income, as reported	$5,597
Add back: Stock based compensation expense reported, net of related tax effects, for prior options and restricted stock	14,116
Add back: Stock based compensation expense reported, net of related tax effects, for time-based RSUs	1,680
Less: Stock based compensation expense, net of related tax effect, for prior options and restricted stock	(14,116)
Less: Stock based compensation expense, net of related tax effect, for all RSUs	(2,346)

Net income, pro forma	$4,931

As reported—basic and diluted	$0.14

Pro-forma—basic and diluted	$0.13

15. Dividends and Dividend Reinvestment Plan

On May 2, 2007, the Company modified its credit agreement, to limit the amount of any quarterly dividends payable on its common stock to not more than $0.1125 per share. The Company paid cash dividends of $0.5625, $0.90 per share and $0.33 per share during the years ended December 31, 2007, 2006 and 2005, respectively. Pursuant to participation in the Company’s dividend reinvestment plan described below, a portion of the dividends paid in 2007 were for additional shares of common stock.

In February 2007 the Company established a dividend reinvestment plan (“DRIP”) that allows shareholders of record to elect to receive all or part the dividends on shares of the Company’s common stock that otherwise would be paid in cash in the form of additional shares of common stock. Pursuant to a letter agreement with the Company dated December 22, 2006, as amended on May 2, 2007, Apax WW Nominees Ltd. and Apax-Xerium APIA LP (collectively the “Apax entities”) agreed that they will participate in the DRIP through December 31, 2008 at a level such that at a minimum 50% of each dividend otherwise payable in cash on the Company’s common stock, including shares not held by Apax entities, is reinvested in the Company’s common stock through the DRIP, provided that the Apax entities are not required to reinvest more than 100% of the cash dividends payable to them with respect to such dividend declaration. In connection with the dividend payments made by the Company in 2007, 2,146,365 shares of the Company’s common stock were issued pursuant to the DRIP. The Apax entities held approximately 54% of the Company’s outstanding common stock as of December 31, 2007.

Pursuant to the Company’s dividend policy, the Company’s Board of Directors determined not to declare a dividend on the Company’s common stock in the first quarter of 2008. Additionally, the waiver agreement referred to in Note 1 effects an amendment to our credit facility that prohibits us from paying dividends. Accordingly, the Company does not anticipate paying dividends on its common stock for the foreseeable future.

XERIUM TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands except per share data)

December 31, 2007

16. Restructuring and Impairments Expense

Restructuring and impairments expense included in the Company’s statements of operations are the result of its long-term strategy to reduce production costs and improve long-term competitiveness. Restructuring and impairments expense consists principally of severance costs related to reductions in work force and of facility costs and impairments of assets principally related to closing facilities and/or shifting production from one facility to another. Facility costs are principally comprised of costs to relocate assets to the Company’s other facilities, operating lease termination costs and other associated costs.

In 2005, the Company charged a total of $11,958 for restructuring and impairments-related expense against earnings in the Clothing and Rolls segments, consisting of $9,153 and $2,805, respectively. During 2005, the Company closed the clothing manufacturing facility and a small roll covers manufacturing facility in the United Kingdom which resulted in restructuring and impairments expense of $7,009 in 2005. Also in 2005, the Company reorganized its European roll covers business primarily through the realignment of administrative functions and headcount reductions. These programs resulted in restructuring and impairments expenses of $2,484 in 2005. The closures of facilities under restructuring programs that were commenced prior to 2005 resulted in a charge of approximately $2,465 during 2005.

In 2006, the Company charged a total of $4,736 for restructuring and impairments-related expense against earnings in the Clothing, Rolls and Corporate segments consisting of $2,260, $2,320 and $156, respectively. In 2006, $2,286 of the restructuring and impairments expense related to the reorganization of the Company’s European management structure along functional lines. During 2006, the Company also impaired assets of $2,095, primarily in the United Kingdom and Canada, and recorded $355 related to the closures of facilities under restructuring programs that were commenced prior to 2006.

During 2007, the Company charged a total of $7,733 for restructuring and impairments-related expense in the Clothing, Rolls and Corporate segments consisting of $3,824, $3,375 and $534, respectively. Restructuring and impairments-related activity in 2007 consisted of the following (i) in March 2007, the Company ceased manufacturing activity at its roll covers manufacturing facility in the United Kingdom and recorded restructuring expenses of $1,398 related thereto during 2007. The Company had recorded asset impairment charges of $1,700 related to this facility during the fourth quarter of 2006; (ii) in the first quarter of 2007, the Company also initiated the closure of a roll covers manufacturing facility in the U.S. for which restructuring expenses and asset impairments of $593 and $389, respectively, were recorded during 2007; and (iii) during the first quarter of 2007, the Company initiated a program to streamline its operating structure for which restructuring expenses of $5,353 were recorded during 2007.

The table below sets forth the significant components and activity in the restructuring program and asset impairments during 2007:

	Balance at December 31 2006	Charges	Write- offs	Cash Payments	Balance at December 31 2007
Severance	$949	$5,725	$—	$(4,973)	$1,701
Facility costs	—	1,619	—	(1,274)	345
Asset impairment	—	389	(389)	—	—

Total	$949	$7,733	$(389)	$(6,247)	$2,046

XERIUM TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands except per share data)

December 31, 2007

The table below sets forth the significant components and activity in the restructuring program and asset impairments during 2006:

	Balance at December 31 2005	Charges	Write- offs	Cash Payments	Balance at December 31 2006
Severance	$1,615	$2,286	$—	$(2,952)	$949
Facility costs	282	355	—	(637)	—
Asset impairment	—	2,095	(2,095)	—	—

Total	$1,897	$4,736	$(2,095)	$(3,589)	$949

The table below sets forth the significant components and activity in the restructuring program and asset impairments during 2005:

	Balance at December 31 2004	Charges	Write- offs	Cash Payments	Balance at December 31 2005
Severance	$1,870	$6,084	$—	$(6,339)	$1,615
Facility costs	78	5,699	—	(5,495)	282
Asset impairment	—	175	(175)	—	—

Total	$1,948	$11,958	$(175)	$(11,834)	$1,897

17. Business Segment and Geographic Region Information

The Company is a global manufacturer and supplier of consumable products primarily used in the production of paper, and is organized into two reportable segments: Clothing and Roll Covers. The Clothing segment represents the manufacture and sale of synthetic textile belts used to transport paper along the length of papermaking machines. The Roll Covers segment primarily represents the manufacture and refurbishment of covers used on the steel rolls of a papermaking machine. The Company manages each of these operating segments separately.

Management evaluates segment performance based on earnings before interest, taxes, depreciation and amortization before allocation of corporate charges. Such measure is then adjusted to exclude items that are of an unusual nature and are not used in measuring segment performance or are not segment specific (“Segment Earnings (Loss)”). The accounting policies of these segments are the same as those described in Accounting Policies in Note 3. Inter-segment net sales and inter-segment eliminations are not material for any of the periods presented.

The “Corporate” column consists of the Company’s headquarters related assets and expenses that are not allocable to reportable segments. Significant Corporate assets include cash, investments in subsidiaries and deferred financing costs. Corporate depreciation and amortization consists primarily of deferred financing costs. Corporate segment earnings (loss) consists of general and administrative expenses. The “Eliminations” column represents eliminations of investments in subsidiaries.

XERIUM TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands except per share data)

December 31, 2007

Summarized financial information for the Company’s reportable segments is presented in the tables that follow for each of the three years in the period ended December 31, 2007.

	Clothing	Roll Covers	Corporate	Eliminations	Total
2007:
Net sales	$408,130	$207,296	$—	$—	$615,426
Depreciation and amortization (1)	30,719	14,548	273	—	45,540
Segment Earnings (Loss)	103,685	53,815	(12,411)	—
Total assets	601,752	307,559	833,688	(851,558)	891,441
Capital expenditures	33,728	13,927	204	—	47,859
2006:
Net sales	$387,449	$213,990	$—	$—	$601,439
Depreciation and amortization (1)	30,679	14,549	164	—	45,392
Segment Earnings (Loss)	97,786	55,378	(15,038)	—
Total assets	552,787	451,350	770,473	(783,884)	990,726
Capital expenditures	19,327	12,437	692	—	32,456
2005:
Net sales	$383,187	$199,233	$—	$—	$582,420
Depreciation and amortization (1)	30,040	15,196	127	—	45,363
Segment Earnings (Loss)	103,515	56,431	(10,735)	—
Total assets	556,222	417,664	839,127	(829,097)	983,916
Capital expenditures	27,113	8,586	130	—	35,829

(1)	Depreciation and amortization excludes amortization of financing costs of $3,676, $3,726, and $3,037 for 2007, 2006 and 2005, respectively.

XERIUM TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands except per share data)

December 31, 2007

Provided below is a reconciliation of Segment Earnings (Loss) to income before provision for income taxes for each of the three years in the period ended December 31, 2007:

	2007	2006	2005
Segment Earnings (Loss):
Clothing	$103,685	$97,786	$103,515
Roll Covers	53,815	55,378	56,431
Corporate	(12,411)	(15,038)	(10,735)
Non-cash compensation and related expenses	(1,749)	(2,507)	(17,352)
Net interest expense	(53,126)	(40,016)	(41,701)
Depreciation and amortization (2)	(45,540)	(45,392)	(45,363)
Restructuring and impairments expenses	(7,733)	(4,736)	(11,958)
Unrealized foreign exchange gain (loss) on revaluation of debt	(4,198)	(964)	3,952
Expenses related to reorganization of Brazilian subsidiaries	—	—	(4,144)
Loss on early extinguishment of debt	—	—	(4,886)
Expenses related to initial public offering and refinancing	—	(116)	(7,820)
Goodwill impairment	(185,300)	—	—

Income (loss) before provision (benefit) for income taxes	$(152,557)	$44,395	$19,939

(2)	Excludes amortization of deferred finance costs that are charged to interest expense.

Information concerning principal geographic areas is set forth below. Net sales amounts are by geographic area of product destination. Net sales amounts are for the years ended December 31 and property, plant and equipment amounts are as of December 31.

	North America	Europe	Asia- Pacific	Other	Total
2007:
Net sales (3)	$234,517	$228,372	$86,459	$66,078	$615,426
Property, plant and equipment (4)	129,541	196,646	42,261	53,022	421,470
2006:
Net sales (3)	$245,192	$216,412	$79,105	$60,730	$601,439
Property, plant and equipment (4)	120,014	183,625	31,293	40,247	375,179
2005:
Net sales (3)	$233,024	$211,430	$73,393	$64,573	$582,420
Property, plant and equipment (4)	119,146	173,853	32,285	36,834	362,118

(3)	Included in North America are net sales in the United States of $170,005, $180,646 and $173,018 for 2007, 2006 and 2005, respectively.
(4)	Included in North America are property, plant and equipment in the United States of $86,780, $84,798 and $77,642 as of December 31, 2007, 2006 and 2005, respectively.

XERIUM TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands except per share data)

December 31, 2007

18. Subsequent Events

(a) RSU Awards

On January 3, 2008, the Compensation Committee of the Company’s Board of Directors approved 433,000 performance-based RSU awards (based on shareholder return targets) and 433,000 time-based RSU awards for certain of the Company’s officers under the 2005 Plan, including certain officers that subsequently departed from the Company in February 2008, including our Chief Executive Officer, as discussed below. These officers were contingently approved for 161,000 performance-based RSU awards (based on shareholder return targets) and 161,000 time-based RSU awards. The awards approved on January 3, 2008 were made contingent upon the approval by the Company’s stockholders at or before the Company’s 2008 annual meeting of stockholders of an amendment to the Company’s 2005 Plan to increase the aggregate number of shares of common stock that may be delivered under or in satisfaction of awards under such plan from 2,500,000 to 5,000,000. The Company also granted a time-based restricted stock unit award to our new chief executive officer with respect to 75,000 shares on February 26, 2008. This award is not contingent on an amendment to the 2005 Plan.

The shareholder return based awards will generally only vest if the share price of the Company’s common stock plus dividends paid on the common stock from January 3, 2008 satisfies annual targets that the Compensation Committee has established in respect of the three years following January 3, 2008; and the named officer continues to be employed with the Company through January 3, 2011. The shareholder return based restricted stock units may also vest, in whole or in part, if a change of control (as defined in the awards) occurs and shareholder return based requirements have previously been satisfied or are satisfied based on the transaction price.

The time-based restricted stock unit awards will vest completely, in nearly equal installments on the first, second, and third anniversaries of January 3, 2008 provided that the named officer continues to be employed by the Company on such dates. Dividends on such time based restricted stock units will be paid at the same rate as dividends on the Company’s common stock, but only in the form of additional restricted stock units. The time based restricted stock units may also vest, in whole or in part, in connection with a change of control (as defined in the awards) and/or termination of employment under the circumstances set forth in the restricted stock unit awards.

(b) Departures and Replacement of Chief Executive Officer

On February 7, 2008, Thomas Gutierrez resigned as Director, Chief Executive Officer and President of the Company effective immediately. Mr. Gutierrez submitted his resignation on the understanding with the Company that he would receive severance and other benefits in accordance with his employment agreement with the Company dated May 19, 2005 (Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005, filed on June 23, 2005) as if he had been terminated by the Company other than for “cause” (as defined in his employment agreement). On February 8, 2008, the Company announced the departure of Mr. Gutierrez and the appointment of Mr. Stephen R. Light effective February 11, 2008. Mr. Light’s employment agreement is attached as an exhibit to this Annual Report on Form 10-K. At December 31, 2007, the Company recorded approximately $2,500 of expenses, primarily to accrue severance and other related costs, as a result of the resignation and replacement of Mr. Gutierrez. Additionally, in connection with the resignation of Mr. Gutierrez, the vesting of 82,473 time-based RSUs owned by Mr. Gutierrez was accelerated to immediately vest on his date of resignation.

XERIUM TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands except per share data)

December 31, 2007

(c) Amendment and Waiver Agreement to Senior Credit Facility

On April 8, 2008, the Company entered into an amendment and waiver agreement with its lenders relating to its senior credit facility pursuant to which the lenders agreed to waive through May 31, 2008 any past and then existing defaults. See Note 1 for further discussion.

As reflected in the Company’s prior periodic reports filed with the Securities and Exchange Commission, the Company and its lenders had been in discussions with respect to modifying the senior credit facility. On May 30, 2008, the Company entered into an amendment and restatement of the credit agreement governing its credit facility (“Amendment No. 5”).

After giving effect to Amendment No. 5, the Company believes that it was in compliance with all financial covenants of its credit facility. Based upon such compliance and other factors, the Company believes that the going concern contingency no longer exists. Thus, the Company reclassified on its balance sheet as of June 30, 2008 the long-term debt under the senior credit facility previously reported as current, to long-term.

Under the amended senior credit facility agreement, borrowings under the revolving credit facility and the term loans bear interest at the sum of, as applicable, LIBOR, the Euribor rate or CDOR plus, in each case, the applicable margin. The applicable margin increased from 2.75% to 5.50% through December 31, 2008 with three identified step downs (i.e. to 4.25%, 3.75% and 2.75%) that are contingent upon future improvements in the Company’s credit rating levels beginning January 1, 2009.

Other key provisions of the amended senior credit facility agreement include the following: (a) dividend payments are prohibited for the term of the agreement; (b) foreign exchange rates are frozen for the purpose of calculating debt for certain covenant purposes; (c) debt pay down requirements and performance reporting requirements have been increased; and (d) capital expenditures, restructuring, acquisitions, certain other investments and the use of proceeds from asset and equity sales have been limited.

XERIUM TECHNOLOGIES, INC.

SCHEDULE II

VALUATION AND QUALIFYING ACCOUNTS

(dollars in thousands)

ALLOWANCE FOR DOUBTFUL ACCOUNTS

Classification	Balance at Beginning of Year	Charged to Cost and Expense	Effect of Foreign Currency Translation	Deduction from Reserves	Balance at End of Year
For the year-ended December 31, 2007:
Allowance for doubtful accounts	$4,220	$1,530	$530	$(1,123)	$5,157
For the year-ended December 31, 2006:
Allowance for doubtful accounts	$2,277	$2,055	$203	$(315)	$4,220
For the year-ended December 31, 2005:
Allowance for doubtful accounts	$2,034	$668	$(76)	$(349)	$2,277

ALLOWANCE FOR SALES RETURNS

Classification	Balance at Beginning of Year	Charged to Revenue	Effect of Foreign Currency Translation	Deduction from Reserves	Balance at End of Year
For the year-ended December 31, 2007:
Allowance for sales returns	$5,448	$6,195	$593	$(4,650)	$7,586
For the year-ended December 31, 2006:
Allowance for sales returns	$5,510	$6,025	$398	$(6,485)	$5,448
For the year-ended December 31, 2005:
Allowance for sales returns	$4,630	$8,529	$(298)	$(7,351)	$5,510

ALLOWANCE FOR CUSTOMER REBATES

Classification	Balance at Beginning of Year	Charged to Revenue	Effect of Foreign Currency Translation	Deduction from Reserves	Balance at End of Year
For the year-ended December 31, 2007:
Allowance for customer rebates	$2,389	$2,263	$219	$(2,869)	$2,002
For the year-ended December 31, 2006:
Allowance for customer rebates	$2,036	$2,060	$178	$(1,885)	$2,389
For the year-ended December 31, 2005:
Allowance for customer rebates	$2,425	$2,324	$(169)	$(2,544)	$2,036